Exhibit 99.4

Item 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of

Central European Distribution Corporation

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, shareholders’ equity and cash flows present fairly, in all material respects, the financial position of Central European Distribution Corporation and its subsidiaries at December 31, 2008 and December 31, 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the Management’s Report on Internal Control over Financial Reporting (not presented herein) appearing under Item 9A of the Company’s 2008 Annual Report on Form 10-K. Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our integrated audits (which were integrated audits in 2008 and 2007). We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

As discussed in Note 1 to the consolidated financial statements, the Company changed the manner in which it accounts for noncontrolling interests and the manner in which it accounts for its convertible debt instruments effective January 1, 2009.

A Company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A Company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

As described in Management’s Report on Internal Control over Financial Reporting (not presented herein) appearing under Item 9A of the Company’s 2008 Annual Report on Form 10-K, Management has excluded the Parliament Group and the Whitehall Group from its assessment of internal controls over financial reporting as of December 31, 2008, because these companies were acquired by the Company in purchase business combinations during the year ended December 31, 2008. The Parliament Group is a subsidiary of the Company that is controlled by ownership of a majority voting interest, whose total assets and total revenues represent 9.10% and 7.88%, respectively, of the related consolidated financial statements as of and for the year ended December 31, 2008. With respect to the Whitehall Group, the Company acquired shares representing 50% minus one vote of the voting power, and 75% of the economic interest. Total assets and total revenues of the Whitehall Group represent 9.07% and 10.21%, respectively, of the related consolidated financial statements as of and for the year ended December 31, 2008.

PricewaterhouseCoopers Sp. z o.o.

Warsaw, Poland

March 2, 2009, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the retrospective adoption of Statement of Financial Accounting Standards No. 160 “Noncontrolling Interests in Consolidated Financial Statements”, FASB Staff Position No. APB 14-1 “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)”, as to which the date is July 10, 2009.

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEET

Amounts in columns expressed in thousands

(except share information)

	December 31,
	2008	2007
ASSETS
Current Assets
Cash and cash equivalents	$107,601	$87,867
Accounts receivable, net of allowance for doubtful accounts of $22,155 and $29,277 respectively	430,683	316,277
Inventories	180,304	141,272
Prepaid expenses and other current assets	22,894	16,536
Deferred income taxes	24,386	5,141

Total Current Assets	765,868	567,093

Intangible assets, net	570,505	545,697
Goodwill, net	745,256	577,282
Property, plant and equipment, net	92,221	79,979
Deferred income taxes	12,886	11,407
Equity method investment in affiliates	189,243	—
Subordinated intercompany loans	107,707	—
Other assets	—	710

	1,717,818	1,215,075

Total Assets	$2,483,686	$1,782,168

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Trade accounts payable	$234,948	$172,340
Bank loans and overdraft facilities	109,552	42,785
Income taxes payable	7,227	5,408
Taxes other than income taxes	125,774	101,929
Other accrued liabilities	80,270	71,959
Current portions of obligations under capital leases	2,385	1,759

Total Current Liabilities	560,156	396,180

Long-term debt, less current maturities	170,510	122,952
Long-term obligations under capital leases	2,194	2,708
Long-term obligations under Senior Notes	633,658	344,298
Deferred income taxes	112,291	100,113

Total Long Term Liabilities	918,653	570,071
Redeemable noncontrolling interests in Whitehall Group	33,642	—

Stockholders’ Equity
Common Stock ($0.01 par value, 80,000,000 shares authorized, 47,344,874 and 40,566,096 shares issued at December 31, 2008 and 2007, respectively)	473	406
Additional paid-in-capital	816,490	429,554
Retained earnings	186,588	205,186
Accumulated other comprehensive income	(46,772)	180,440
Less Treasury Stock at cost (246,037 shares at December 31, 2008 and 2007, respectively)	(150)	(150)

Total CEDC Stockholders’ Equity	956,629	815,436

Noncontrolling interests in subsidiaries	14,606	481
Total Liabilities and Stockholders’ Equity	$2,483,686	$1,782,168

The accompanying notes are an integral part of the consolidated condensed financial statements.

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

Amounts in columns expressed in thousands

(except per share information)

	Year ended December 31,
	2008	2007	2006
Sales	$2,136,570	$1,483,344	$1,193,248
Excise taxes	(489,566)	(293,522)	(249,140)
Net Sales	1,647,004	1,189,822	944,108
Cost of goods sold	1,224,899	941,060	745,721

Gross Profit	422,105	248,762	198,387

Operating expenses	223,373	130,677	106,805

Operating Income	198,732	118,085	91,582

Non operating income / (expense), net
Interest (expense), net	(53,447)	(35,829)	(31,750)
Other financial (expense), net	(132,936)	13,594	17,212
Other non operating income / (expense), net	410	(1,770)	1,119

Income before taxes, equity in net income from unconsolidated investments and noncontrolling interests in subsidiaries	12,759	94,080	78,163

Income tax (expense)	(11,872)	(15,910)	(13,986)
Equity in net earnings of affiliates	(9,002)	—	—

Net income / (loss)	$(8,115)	$78,170	$64,177

Less: Net income / (loss) attributable to noncontrolling interests in subsidiaries	3,680	1,068	8,727
Less: Net income / (loss) attributable to redeemable noncontrolling interests in Whitehall Group	6,803	—	—

Net income /(loss) attributable to CEDC	$(18,598)	$77,102	$55,450

Net income / (loss) per share of common stock, basic	$(0.42)	$1.93	$1.55

Net income / (loss) per share of common stock, diluted	$(0.42)	$1.91	$1.53

The accompanying notes are an integral part of the consolidated condensed financial statements.

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

CONSOLIDATED CONDENSED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

Amounts in columns expressed in thousands (except per share information)

	Common Stock				Additional Paid-in	Retained	Accumulated other comprehensive	Non-controlling interest in
	Common Stock		Treasury Stock		Capital	Earnings	income / (loss)	subsidiaries	Total
	No. of Shares	Amount	No. of Shares	Amount
Balance at December 31, 2005	23,885	$239	164	$(150)	$296,574	$72,634	$5,645	$15,137	$390,079

Net income for 2006	—	—	—	—	—	55,450	—	8,727	64,177

Foreign currency translation adjustment	—	—	—	—	—	—	12,022	(2,469)	9,553

Comprehensive income for 2006	—	—	—	—	—	55,450	12,022	6,258	73,730

Contractual compensation	2	—	—	—	57	—	—	—	57

Effect of stock split June 12, 2006	11,977	120	82	—	(120)	—	—	—	—

Common stock issued in public placement	2,550	26	—	—	71,571	—	—	—	71,597

Common stock issued in connection with options	274	2	—	—	6,729	—	—	—	6,731
Common stock issued in connection with acquisitions	4	—	—	—	161	—	—	—	161
Other	—	—	—	—	13	—	—	—	13

Balance at December 31, 2006	38,692	$387	246	$(150)	$374,985	$128,084	$17,667	$21,395	$542,368

Net income for 2007	—	—	—	—	—	77,102	—	1,068	78,170

Foreign currency translation adjustment	—	—	—	—	—	—	162,773	(21,982)	140,791

Comprehensive income for 2007	—	—	—	—	—	77,102	162,773	(20,914)	218,961

Common stock issued in public placement	1,554	16	—	—	42,338	—	—	—	42,354

Common stock issued in connection with options	272	3	—	—	5,538	—	—	—	5,541
Common stock issued in connection with acquisitions	48	0	—	—	1,693	—	—	—	1,693
Refundable purchase price related to Botapol acquisition	—	—	—	—	5,000	—	—	—	5,000

Balance at December 31, 2007	40,566	$406	246	$(150)	$429,554	$205,186	$180,440	$481	$815,917

Net income for 2008	—	—	—	—	—	(16,591)	—	3,680	(12,911)

Foreign currency translation adjustment	—	—	—	—	—	—	(227,212)	10,445	(216,767)

Comprehensive income for 2008	—	—	—	—	—	(16,591)	(227,212)	14,125	(229,678)

Adoption of APB 14-1	—	—	—	—	12,787	(2,007)	—	—	10,780

Common stock issued in public placement	3,576	36	—	—	233,809	—	—	—	233,845

Common stock issued in connection with options	121	1	—	—	5,739	—	—	—	5,740
Common stock issued in connection with acquisitions	3,082	30	—	—	134,601	—	—	—	134,631
Balance at December 31, 2008	47,345	$473	246	$(150)	$816,490	$186,588	$(46,772)	$14,606	$971,235

The accompanying notes are an integral part of the consolidated condensed financial statements.

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOW

Amounts in columns expressed in thousands

	Twelve months ended December 31,
	2008	2007	2006
CASH FLOW
Operating Activities
Net income	$(8,115)	$78,170	$64,177
Adjustments to reconcile net income to net cash provided by / (used in) operating activities:
Depreciation and amortization	14,786	9,968	8,739
Deferred income taxes	(19,282)	9,957	2,205
Hedge valuation	—	—	(13,118)
Unrealized foreign exchange (gains) / losses	133,528	(23,940)	(3,274)
Cost of debt extinguishment	1,156	11,864	—
Stock options expense	3,850	1,866	1,908
Equity income in affiliates	9,002	—	—
APB 14-1 impact	2,007	—	—
Other non cash items	(693)	7,284	1,079
Changes in operating assets and liabilities:
Accounts receivable	(121,589)	(38,812)	(7,554)
Inventories	(41,712)	(21,986)	(3,165)
Prepayments and other current assets	17,100	5,865	(2,026)
Trade accounts payable	62,459	(880)	8,123
Other accrued liabilities and payables	19,699	(16,272)	14,597

Net Cash provided by Operating Activities	72,196	23,084	71,691

Investing Activities
Investment in fixed assets	(22,572)	(25,787)	(11,713)
Proceeds from the disposal of fixed assets	6,943	2,670	2,045
Investment in trademarks	—	—	(1,210)
Purchase of financial assets	(103,500)	—	—
Proceeds from the disposal of financial assets	—	—	4,784
Refundable purchase price related to Botapol acquisition	—	5,000	—
Acquisitions of subsidiaries, net of cash acquired	(548,799)	(141,005)	(35,828)

Net Cash used in Investing Activities	(667,928)	(159,122)	(41,922)

Financing Activities
Borrowings on bank loans and overdraft facility	120,586	13,225	15,379
Borrowings on long-term bank loans	43,192	122,508	—
Payment of bank loans and overdraft facility	(31,935)	(30,153)	(21,526)
Payment of long-term borrowings	—	8	(3)
Payment of Senior Secured Notes	(26,996)	(95,440)	—
Hedge closure	—	—	(7,323)
Movements in capital leases payable	1,216	445	(2,232)
Issuance of shares in public placement	233,845	42,354	71,719
Net Borrowings on Convertible Senior Notes	304,403	—	—
Options exercised	1,899	3,976	4,772

Net Cash provided by Financing Activities	646,210	56,923	60,786

Currency effect on brought forward cash balances	(30,744)	7,620	8,062
Net Increase / (Decrease) in Cash	19,734	(71,495)	98,617
Cash and cash equivalents at beginning of period	87,867	159,362	60,745

Cash and cash equivalents at end of period	$107,601	$87,867	$159,362

Supplemental Schedule of Non-cash Investing Activities
Common stock issued in connection with investment in subsidiaries	$134,631	$1,693	$161

Supplemental disclosures of cash flow information
Interest paid	$55,426	$40,136	$37,256
Income tax paid	$33,919	$21,362	$11,980

The accompanying notes are an integral part of the consolidated condensed financial statements.

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

Amounts in tables expressed in thousands, except per share information

1. Organization and Significant Accounting Policies

Organization and Description of Business

Central European Distribution Corporation (“CEDC”), a Delaware corporation, and its subsidiaries (collectively referred to as “we,” “us,” “our,” or the “Company”) operate primarily in the alcohol beverage industry. The Company is Central Europe’s largest integrated spirit beverages business. The Company is the largest vodka producer by value and volume in Poland and produces the Absolwent, Zubrowka, Bols and Soplica brands, among others. The Company currently exports its products to many markets around the world. In addition, it produces and distributes Royal Vodka, the number one selling vodka in Hungary. The Company is the leading distributor and the leading importer of spirits, wine and beer in Poland and Hungary. In March 2008, the Company continued its expansion plans in the region by purchasing an 85% stake in Copecresto Enterprises Limited, which owns the leading premium vodka brand in Russia, Parliament Vodka. In May 2008, the Company also acquired a 75% economic stake in the Whitehall Group of companies in Russia, which is one of the leading importers of premium wines and spirits in Russia. In July 2008, the Company closed a strategic investment in the Russian Alcohol Group (“Russian Alcohol”) providing the Company with an effective indirect equity stake of approximately 42% in Russian Alcohol.

Significant Accounting Policies

The significant accounting policies and practices followed by the Company are as follows:

Basis of Presentation

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States. Our Company consolidates all entities that we control by ownership of a majority voting interest. All inter-company accounts and transactions have been eliminated in the consolidated financial statements.

CEDC’s subsidiaries maintain their books of account and prepare their statutory financial statements in their respective local currencies. The subsidiaries’ financial statements have been adjusted to reflect accounting principles generally accepted in the United States of America (U.S. GAAP).

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States. Our Company consolidates all entities that we control by ownership of a majority voting interest. All inter-company accounts and transactions have been eliminated in the consolidated financial statements.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results may differ from those estimates and such differences may be material to the consolidated financial statements.

Foreign Currency Translation and Transactions

For all of the Company’s subsidiaries the functional currency is the local currency. Assets and liabilities of these operations are translated at the exchange rate in effect at each year-end. The Income Statements are translated at the average rate of exchange prevailing during the respective year. Translation adjustments arising from the use of differing exchange rates from period to period are included as a component of stockholders’ equity. Transaction adjustments arising from operations as well as gains and losses from any specific foreign currency transactions are included in the reported net income for the period.

The accompanying consolidated financial statements have been presented in U.S. Dollars.

Tangible Fixed Assets

Tangible fixed assets are stated at cost, less accumulated depreciation. Depreciation of tangible fixed assets is computed by the straight-line method over the following useful lives:

Type	Depreciation life in years
Transportation equipment including capital leases	5
Production equipment	10
Software	5
Computers and IT equipment	3
Beer dispensing and other equipment	2-10
Freehold land	Not depreciated
Freehold buildings	40

Leased equipment meeting appropriate criteria is capitalized and the present value of the related lease payments is recorded as a liability. Amortization of capitalized leased assets is computed on a straight-line method over the useful life of the relevant assets.

Where the cost of equipment is approximately $1,500 per transaction, it is expensed to the income statement as incurred.

The Company periodically reviews its investment in tangible fixed assets and when indicators of impairment exist, an impairment loss is recognized.

Goodwill

Following the adoption of SFAS 141 and SFAS 142, goodwill and certain intangible assets having indefinite lives are no longer subject to amortization. Their book values are tested annually for impairment, or more frequently, if facts and circumstances indicate the need. Fair value measurement techniques, such as the discounted cash flow methodology, are utilized to assess potential impairments. The testing is performed at each reporting unit level. In the discounted cash flow method, the Company discounts forecasted performance plans to their present value. The discount rate utilized is the weighted average cost of capital for the reporting unit. US GAAP requires the impairment test to be performed in two stages. If the first stage does not indicate that the carrying values of the reporting units exceed the fair values, the second stage is not required. When the first stage indicates potential impairment, the company has to complete the second stage of the impairment test and compare the implied fair value of the reporting units’ goodwill to the corresponding carrying value of goodwill.

Involvement of the Company in variable interest entities (“VIEs”) and continuing involvement with transferred financial assets.

On May 23, 2008, the Company and certain of its affiliates, entered into, and closed upon, a Share Sale and Purchase Agreement and certain other agreements whereby the Company acquired shares representing 50% minus one vote of the voting power, and 75% of the economic interests, in the Whitehall Group (“the Whitehall Acquisition”).

Transfers of Financial Assets

Except for the amount of $7.5 million that was lent at market rates as a working capital by the Company to the Whitehall Group there were no transfers of financial assets to VIE as the Whitehall Group is a self financing body. Including the $7.5 million transfer, the Company does not have any continuing involvement with transferred financial assets that allow the transferors to receive cash flows or other benefits from the assets or requires the transferors to provide cash flows or other assets in relation to the transferred financial assets.

Variable Interest Entities

CEDC consolidated the Whitehall Group as a business combination as of May 23, 2008, on the basis that the Whitehall Group is a Variable Interest Entity (“VIE”) and the Company has been assessed as being the primary beneficiary. Included within the Whitehall Group is a 50/50 joint venture with Möet Henessy. This joint venture is accounted for using the equity method and is recorded on the face of the balance sheet in investments with noncontrolling interest initially recorded at fair value on the face of the balance sheet. The current term of the joint venture is until June 2013 at which point Möet Henessy will have the option to acquire the remaining shares of the entity.

Based upon the review of Paragraph 4 CEDC management has concluded that its interest in Puella Enterprises, the special purpose vehicle (“SPV”), being a Cyprus company in which CEDC has 49.9% voting power, would not fall under any of scope exceptions. Therefore CEDC has evaluated whether the SPV is a variable interest entity under the provisions of paragraph 5 and thus the SPV subject to consolidation accounting.

In determining the accounting treatment if the Whitehall Group is a VIE and needs to be consolidated by CEDC, we considered the conditions outlined in Paragraphs 5 (a), (b), or (c) of FIN 46R.

•

Paragraph 5(a)—Equity Investment at Risk—We concluded that the SPV would not meet the requirement of a VIE based upon paragraph 5(a) as the interest would be classified as equity under US GAAP, the at risk equity is sufficient to permit the entity to finance its activities. Neither equity holder will provide any additional material capital into the SPV. The SPV will be utilized solely as a holding company with its economics determined by the underlying Whitehall Group.

•

Paragraph 5(b)—Controlling Financial Interests—Both shareholders, Mark Kaufmann acting through a Jersey trust (“the Trust”) and CEDC, are able to direct the activities and operations of the Whitehall Group through their roles on the Board of Directors and their responsibilities for selection of executive level officers. However, the ultimate obligation to absorb losses of the entity or right to receive the residual benefits will lie with CEDC at the time the put/call term ends. Should the business not perform, the Trust will have the right to put his shares to CEDC with a pre-agreed floor on the value of the put option. Thus the Company is at risk of absorbing a greater portion of losses upon the Trust’s exit than the Trust itself. Conversely at the end of the term, CEDC can call and if the business has over performed, the amount paid to the Trust on the call is capped at a pre-agreed amount. As such, because the Trust is both limited in its losses and returns through the terms of the put/call with caps and floors, this criterion is met and would cause Whitehall Group to be considered a VIE.

•

Paragraph 5(c)—Disproportionate Voting Rights—The voting rights of the Trust and CEDC (50.1% and 49.9%) are not proportionate to their economic interests (25% and 75%). In this structure, it appears CEDC has disproportionately fewer voting rights in relation to its economic rights.

Further, the below activities of the entity that are more closely associated with the activities of CEDC, thereby having substantially of the entity’s activities conducted on its behalf. As CEDC has disproportionately fewer rights while substantially all of Whitehall Group’s activities are for CEDC, this would indicate that Whitehall Group lacks characteristic:

•	The operations of Whitehall Group are substantially similar in nature to the activities of CEDC;

•	CEDC has a call option to purchase the interests of the other investors in the entity;

•	The Trust has an option to put his interests to CEDC.

Both the Trust and CEDC are precluded from transferring its interests in the SPV to any third-party without consent from the other party. Transfers are subject to an absolute other party discretion standard, other than limited permitted transfers (i.e., to affiliates). As such, it appears a de facto relationship exists.

The primary factor to be considered here is the design and intent of the variable interest entity. The SPV that holds the Whitehall Group and the related shareholders agreement were created with the clear intent to maximize the financial exposure that CEDC has to the Whitehall Group business and to ultimately allow CEDC to take full control of the business in 2012. CEDC bears the greatest level of economic share of the entities performance, both in terms of profit allocation (75%) and valuation of the put/call option at the end with a clear floor and cap on payment. The put/call structure in place provide near assurance that at the end of the term CEDC will take full ownership of the business. Should the business perform at or above plan, CEDC valuation is capped therefore would elect to call, and should the business under perform, the Trust will put the shares receiving the guaranteed minimum valuation.

Purchase price allocations

We account for our acquisitions under the purchase method of accounting in accordance with SFAS 141, Business Combinations, and allocate the assets acquired and liabilities assumed based on their estimated fair values at the acquisition date. The determination of the values of the assets acquired and liabilities assumed, as well as associated asset useful lives, requires management to make estimates.

Intangible assets other than Goodwill

Intangibles consist primarily of acquired trademarks relating to well established brands, and as such have been deemed to have an indefinite life. In accordance with SFAS 142, intangible assets with an indefinite life are not amortized but are reviewed at least annually for impairment. Additional intangible assets include the valuation of customer contracts arising as a result of acquisitions, these intangible assets are amortized over their estimated useful life of 8 years.

Equity investments

If the Company is not required to consolidate its investment in another company, the Company uses the equity method if the Company can exercise significant influence over the other company. Under the equity method, investments are carried at cost, plus or minus the Company’s equity in the increases and decreases in the investee’s net assets after the date of acquisition and certain other adjustments. The Company’s share of the net income or loss of the investee is included in equity in earnings of equity method investees on the Company’s Consolidated Statements of Operations. Dividends received from the investee reduce the carrying amount of the investment. Equity investments are reviewed for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount of the investments may not be recoverable.

Impairment of long lived assets

In accordance with SFAS 144, the Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of an asset exceeds its fair value.

Revenue Recognition

Revenues of the Company include sales of its own produced spirit brands, imported wine, beer and spirit brands as well as other third party alcoholic products purchased locally in Poland, the sale of each of these revenues streams are all processed and accounted for in the same manner. For all of its sources of revenue, the Company recognizes revenue when persuasive evidence of an arrangement exists, delivery of product has occurred, the sales price charged is fixed or determinable and collectability is reasonably assured. This generally means that revenue is recognized when title to the products are transferred to our customers. In particular, title usually transfers upon shipment to or receipt at our customers’ locations, as determined by the specific sales terms of the transactions.

Sales are stated net of sales tax (VAT) and reflect reductions attributable to consideration given to customers in various customer incentive programs, including pricing discounts on single transactions, volume discounts, promotional listing fees and advertising allowances, cash discounts and rebates. Net sales revenue includes excise tax except in the case where the sales are made from the production unit, in which case it is recorded net of excise tax.

Revenue Dilution

As part of normal business terms with customers, the Company for provides additional discounts and rebates off our stand list price for all of the products we sell. These revenue reductions are documented in our contracts with our customers and are typically associated with annual or quarterly purchasing levels as well as payment terms. These rebates are divided into on-invoice and off-invoice discounts. The on-invoice reductions are presented on the sales invoice and deducted from the invoice gross sales value. The off-invoice reductions are calculated based on the analysis performed by management and are provided for in the same period the related sales are recorded. Discounts or fees that are subject to contractual based term arrangements are amortized over the term of the contract. For the twelve months ending December 31, 2008, the Company recognized $109.9 million of off invoice rebates as a reduction to net sales.

Certain sales contain customer acceptance provisions that grant a right of return on the basis of either subjective criteria or specified objective criteria. Where appropriate a provision is made for product return, based upon a combination of historical data as well as depletion information received from our larger clients. The Company’s policy is to closely monitor inventory levels with our key distribution customers to ensure that we do not create excess stock levels in the market which would result in a return of sales in the future. Historically sales returns from customers has averaged less than 1% of our net sales revenue.”

Shipping and Handling Costs

Where the Company has incurred costs in shipping goods to its warehouse facilities these costs are recorded as part of inventory and then to costs of goods sold. Shipping and handling costs associated with distribution are recorded in Selling, General and Administrative (S,G&A) costs.

Accounts Receivable

Accounts receivables are recorded based on the invoice price, inclusive of VAT (sales tax), and where a delivery note has been signed by the customer and returned to the Company. The allowances for doubtful accounts are based upon the aging of the accounts receivable, whereby the Company makes an allowance based on a sliding scale. The Company typically does not provide for past due amounts due from large international retail chains (hypermarkets and supermarkets) as there have historically not been any issues with collectability of these amounts. However, where circumstances require, the Company will also make specific provisions for any excess not provided for under the general provision. When a final determination is delivered to the Company regarding the non-recovery of a receivable, the Company then charges the unrecoverable amount to the accumulated allowance.

Inventories

Inventories are stated at the lower of cost (first-in, first-out method) or market value. Elements of cost include materials, labor and overhead and are classified as follows:

	December 31,
	2008	2007
Raw materials and supplies	$18,352	$19,051
In-process inventories	1,698	2,479
Finished goods and goods for resale	160,254	119,742

Total	$180,304	$141,272

Because of the nature of the products supplied by the Company, great attention is paid to inventory rotation. Where goods are estimated to be obsolete or unmarketable they are written down to a value reflecting the net realizable value in their relevant condition.

Cost includes customs duty (where applicable), and all costs associated with bringing the inventory to a condition for sale. These costs include importation, handling, storage and transportation costs, and exclude rebates received from suppliers, which are reflected as reductions to closing inventory. Inventories are comprised primarily of beer, wine, spirits, packaging materials and non-alcoholic beverages.

Cash and Cash Equivalents

Short-term investments which have a maturity of three months or less from the date of purchase are classified as cash equivalents.

Income Taxes and Deferred Taxes

The Company computes and records income taxes in accordance with the liability method. Deferred tax assets and liabilities are recorded based on the difference between the accounting and tax basis of the underlying assets and liabilities based on enacted tax rates expected to be in effect for the year in which the differences are expected to reverse.

Employee Retirement Provisions

The Company’s employees are entitled to retirement payments and in some cases payments for long-service (“jubilee awards”) and accordingly the Company provides for the current value of the liability related to these benefits. A provision is calculated based on the terms set in the collective labor agreement. The amount of the provision for retirement bonuses depends on the age of employees and the pre-retirement time of work for the Company and typically equals one month’s salary.

The Company does not create a specific fund designated for these payments and all payments related to the benefits are charged to the accrued liability. The provision for the employees’ benefits is calculated annually using the projected unit method and any losses or gains resulting from the valuation are immediately recognized in the income statement.

The Company also contributes to State and privately managed defined contribution plans. Contributions to defined contribution plans are charged to the income statement in the period in which they are incurred.

Employee Stock-Based Compensation

As of January 1, 2006, the Company adopted SFAS No. 123(R) “Share-Based Payment” requiring the recognition of compensation expense in the Condensed Consolidated Statements of Income related to the fair value of its employee share-based options. SFAS No. 123(R) revises SFAS No. 123 “Accounting for Stock-Based Compensation” and supersedes APB Opinion No. 25 “Accounting for Stock Issued to Employees”. SFAS No. 123(R) is supplemented by SEC Staff Accounting Bulletin (“SAB”) No. 107 “Share-Based Payment”. SAB No. 107 expresses the SEC staff’s views regarding the interaction between SFAS No. 123(R) and certain SEC rules and regulations including the valuation of share-based payments arrangements.

The Company recognizes the cost of all employee stock options on a straight-line attribution basis over their respective vesting periods, net of estimated forfeitures. The Company has selected the modified prospective method of transition; accordingly, prior periods have not been restated.

SFAS No. 123(R) “Share-Based Payment” requires the recognition of compensation expense in the Consolidated Statements of Income related to the fair value of employee share-based options. Determining the fair value of share-based awards at the grant date requires judgment, including estimating the expected term that stock options will be outstanding prior to exercise, the associated volatility and the expected dividends. Judgment is also required in estimating the amount of share-based awards expected to be forfeited prior to vesting. If actual forfeitures differ significantly from these estimates, share-based compensation expense could be materially impacted. Prior to adopting SFAS No. 123(R), the Company applied Accounting Principles Board (“APB”) Opinion No. 25, and related Interpretations, in accounting for its stock-based compensation plans. All employee stock options were granted at or above the grant date market price. Accordingly, no compensation cost was recognized for fixed stock option grants in prior periods.

The Company’s 2007 Stock Incentive Plan (“Incentive Plan”) provides for the grant of stock options, stock appreciation rights, restricted stock and restricted stock units to directors, executives, and other employees (“employees”) of the Company and to non-employee service providers of the Company. Following a shareholder resolution in April 2003 and the stock splits of May 2003, May 2004 and June 2006, the Incentive Plan authorizes, and the Company has reserved for future issuance, up to 1,397,333 shares of Common Stock (subject to an anti-dilution adjustment in the event of a stock split, re-capitalization, or similar transaction). The Compensation Committee of the Board of Directors of the Company administers the Incentive Plan.

The option exercise price for stock options granted under the Incentive Plan may not be less than fair market value but in some cases may be in excess of the closing price of the Common Stock on the date of grant. The Company uses the stock option price based on the closing price of the Common Stock on the day before the date of grant if such price is not materially different than the opening price of the Common Stock on the day of the grant. Stock options may be exercised up to 10 years after the date of grant except as otherwise provided in the particular stock option agreement. Payment for the shares must be in cash, which must be received by the Company prior to any shares being issued. Stock options granted to directors and officers as part of an employee employment contract vest after 2 years. Stock options granted to general employees as part of a loyalty program vest after three years. The Incentive Plan was approved by CEDC shareholders during the annual shareholders meeting on April 30, 2007 to replace the Company’s 1997 Stock Incentive Plan (the “Old Stock Incentive Plan”), which expired in November 2007. The Stock Incentive Plan will expire in November 2017. The terms and conditions of the Stock Incentive Plan are substantially similar to those of the Old Stock Incentive Plan.

Before January 1, 2006 CEDC, the holding company, realized net operating losses and therefore an excess tax benefit (windfall) resulting from the exercise of the awards and a related credit to Additional Paid-in Capital (APIC) of $2.2 million was not recorded in the Company’s books. The excess tax benefits and the credit to APIC for the windfall should not be recorded until the deduction reduces income taxes payable on the basis that cash tax savings have not occurred. The Company will recognize the windfall upon realization.

See Note 13 for more information regarding stock-based compensation, including pro forma information required under SFAS No. 123 for periods prior to Fiscal 2006.

Derivative Financial Instruments

The Company uses derivative financial instruments, including interest rate swaps. Derivative financial instruments are initially recognized in the balance sheet at cost and are subsequently remeasured at their fair value. Changes in the fair value of derivative financial instruments are recognized periodically in either income or in shareholders’ equity as a component of comprehensive income depending on whether the derivative financial instrument qualifies for hedge accounting, and if so, whether it qualifies as a fair value hedge or a cash flow hedge.

Generally, changes in fair values of derivative financial instruments accounted for as fair value hedges are recorded in income along with the portions of the changes in the fair values of the hedged items that relate to the hedged risks. Changes in fair values of derivative financial instruments not qualifying as hedges are reported in income. At the inception of a transaction the Company documents the relationship between hedging instruments and hedged items, as well as its risk management objective and the strategy for undertaking various hedge transactions. This process includes linking all derivatives designated to specific firm commitments or forecasted transactions. The Company also documents its assessment, both at the hedge inception and on an ongoing basis, of whether the derivative financial instruments that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items.

Comprehensive Income/(Loss)

Comprehensive income/(loss) is defined as all changes in equity during a period except those resulting from investments by owners and distributions to owners. Comprehensive income includes net income adjusted by, among other items, foreign currency translation adjustments. The translation losses/gains on the re-measurements from foreign currencies (primarily the Polish Zloty) to US dollars are classified separately as a component of accumulated other comprehensive income included in stockholders’ equity.

As of December 31, 2008, the Polish zloty exchange rate used to translate the balance sheet weakened as compared to the exchange rate as of December 31, 2007, and as a result a loss to comprehensive income was recognized. Additionally, translation gains and losses with respect to long-term subordinated inter-company loans with the parent company are charged to other comprehensive income. No deferred tax benefit has been recorded on the comprehensive income in regard to the long-term inter-company transactions with the parent company, as the repayment of any equity investment is not anticipated in the foreseeable future.

Segment Reporting

The Company primarily operates in one industry segment, the production and sale of alcoholic beverages. As a result of the Company’s expansion into new geographic areas, namely Russia, the Company has implemented a segmental approach to the business based upon geographic locations.

Net Income per Common Share

Net income per common share is calculated in accordance with SFAS No. 128, “Earnings per Share”. Basic earnings per share (EPS) are computed by dividing income available to common shareholders by the weighted- average number of common shares outstanding for the year. The stock options and warrants discussed in Note 10 were included in the computation of diluted earnings per common share (Note 18).

Recently Issued Accounting Pronouncements

Effective January 1, 2009, we adopted the following pronouncements which require us to retrospectively restate previously disclosed condensed consolidated financial statements. As such, certain prior period amounts have been reclassified in the unaudited condensed consolidated financial statements to conform to the current period presentation.

•

We adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 160, “Noncontrolling Interests in Consolidated Financial Statements”, which establishes and expands accounting and reporting standards for minority interests (which are recharacterized as noncontrolling interests) in a subsidiary and the deconsolidation of a subsidiary. We have also adopted the recent revisions to EITF Topic D-98, “Classification and Measurement of Redeemable Securities”, which became effective upon adoption of SFAS 160. As a result of our adoption of these standards, amounts previously reported as minority interests in other partnerships on our balance sheets are now presented as noncontrolling interests in other partnerships within equity. Minority interests in Whitehall Group continue to be included in the mezzanine section (between liabilities and equity) on the accompanying consolidated balance sheets because of the redemption feature of these units.

As a result of adoption of SFAS 160 and EITF Topic D-98, as at December 31, 2008, NCI related to our shareholding in Parliament and Polmos Bialystok amounting to $14.6 million would be reported as part of equity and the amount of $33.6 million related to Whitehall Group would be disclosed in the mezzanine section.

SFAS 160 applies prospectively, except for presentation and disclosure requirements, which are applied retrospectively.

•

We adopted Financial Accounting Standards Board (“FASB”) Staff Position (“FSP”) No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”). FSP APB 14-1 is effective for our $310.0 million aggregate principal amount of 3.0% Convertible Senior Notes (“CSN”) and requires retrospective application for all periods presented. The FSP requires the issuer of convertible debt instruments with cash settlement features to separately account for the liability ($290.3 million as of the date of the issuance of the CSNs) and equity components ($19.7 million as of the date of the issuance of the CSNs) of the instrument. The debt component was recognized at the present value of its cash flows discounted using a 4.5% discount rate, our borrowing rate at the date of the issuance of the CSNs for a similar debt instrument without the conversion feature. The equity component, recorded as additional paid-in capital, was $12.8 million, which represents the difference between the proceeds from the issuance of the Debentures and the fair value of the liability, net of deferred taxes of $6.9 million as of the date of the issuance of the CSNs.

FSP APB 14-1 also requires an accretion of the resultant debt discount over the expected life of the CSNs, which is March 7, 2008 to March 15, 2013.

The tables below set forth the changes to our net income and balance sheet for the periods included herein resulting from our adoption of FSP APB 14-1 and SFAS 160.

Twelve months ended December 31, 2008
Additional pre-tax non-cash interest expense	3,087
Additional deferred tax benefit	1,080
Retroactive change in net income and retained earnings	(2,007)
Change to basic earnings per share	$(0.04)
Change to diluted earnings per share	$(0.04)

Balance Sheet line item	December 31, 2008, as Previously Reported	Adjustments Related to FSP APB 14-1	Adjustments Related to SFAS 160	December 31, 2008, as Adjusted
Long-term obligations under Senior Notes	$650,243	$(16,585)	$—	$633,658
Deferred income taxes	106,486	5,805	—	112,291
Minority interests	48,248	—	(48,248)	—
Redeemable noncontrolling interests in Whitehall Group	—	—	33,642	33,642
Additional paid-in-capital	803,703	12,787	—	816,490
Retained earnings	188,595	(2,007)	—	186,588
Noncontrolling interests in subsidiaries	—	—	14,606	14,606

Balance Sheet line item	December 31, 2007, as Previously Reported	Adjustments Related to FSP APB 14-1	Adjustments Related to SFAS 160	December 31, 2007, as Adjusted
Minority interests	$481	$—	$(481)	$—
Redeemable noncontrolling interests in Whitehall Group	—	—	—	—
Noncontrolling interests in subsidiaries	—	—	481	481

In December 2007, the FASB issued SFAS No. 141-R, “Business Combinations”. This Statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008, which are business combinations in the year ending December 31, 2009 for the Company. The objective of this Statement is to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities—An Amendment of SFAS No. 133”. SFAS 161 seeks to improve financial reporting for derivative instruments and hedging activities by requiring enhanced disclosures regarding the impact on financial position, financial performance, and cash flows. To achieve this increased transparency, SFAS 161 requires (1) the disclosure of the fair value of derivative instruments and gains and losses in a tabular format; (2) the disclosure of derivative features that are credit risk-related; and (3) cross-referencing within the footnotes. SFAS 161 is effective for us on January 1, 2009. We are in the process of evaluating the new disclosure requirements under SFAS 161.

2. Acquisitions

On March 11, 2008, the Company and certain of its affiliates entered into a Share Sale and Purchase Agreement and certain other agreements with White Horse Intervest Limited, a British Virgin Islands Company, and certain of White Horse’s affiliates, relating to the Company’s acquisition from White Horse of 85% of the share capital of Copecresto Enterprises Limited, a Cypriot company, (“the Parliament Acquisition”). In connection with this acquisition, the Company paid a consideration of approximately $180 million in cash and 2.2 million shares of common stock. On May 2, 2008 the Company delivered the remaining 250,000 shares of the share consideration. There is still $15 million of the cash consideration that is deferred pending the consummation of certain reorganization transactions expected to be completed over the next 3-9 months.

On May 23, 2008, the Company and certain of its affiliates, entered into, and closed upon, a Share Sale and Purchase Agreement and certain other agreements whereby the Company acquired shares representing 50% minus one vote of the voting power, and 75% of the economic interests, in the Whitehall Group (“the Whitehall Acquisition”). The Whitehall Group is a leading importer of premium spirits and wines in Russia. The aggregate consideration paid by the Company was $200 million, paid in cash at the closing. In addition, on October 21, 2008 the Company issued to the Seller 843,524 shares of its common stock, par value $0.01 per share.

On February 24, 2009, the Company and the seller amended the terms of the Stock Purchase Agreement governing the Whitehall acquisition to satisfy the Company’s obligations to the seller pursuant to a share price guarantee in the original Stock Purchase Agreement. Pursuant to the terms of this amendment, the Company paid to the seller $5,876,351 in cash, and issued to the seller 2,100,000 shares of its common stock, in settlement of a minimum share price guarantee by the Company. The Company is further obligated to make an additional cash payment of $2,000,000 on March 15, 2009. Deferred payments already due under the original Stock Purchase Agreement are to be paid with €8,050,411 due on June 15, 2009 and €8,303,630 due on September 15, 2009. In consideration for these payments, the Company received an additional 375 Class B shares of Whitehall, which represents an increase in the Company’s economic stake from 75% to 80%. Additionally, if, during the 210 day period immediately following the effectiveness of the registration statement the Company is obligated to file to register the shares of Company common stock obtained by the seller in this transaction, the seller sells any of the Company common stock it acquired in the transaction for an average sales price per share, weighted by volume, that is less than $12.03, per share, the Company must pay to the seller the excess, if any, of $12.03 over the volume weighted average sales price per share of the Company’s common stock on the day the sale took place, multiplied by the total number of shares sold. Finally, the Company may be obligated to make an additional cash payment to the seller, ranging from €0 to €1,500,000, based upon whether and to what extent the price of a share of the Company’s common stock exceeds $12.03 during that same 210 day period. If the Company must make any such payment, it will receive in return up to an additional 75 Class B shares, which represents up to an additional 1% economic stake of Whitehall, based on the size of the payment.

The Company has consolidated the Whitehall Group as a business combination as of May 23, 2008, on the basis that the Whitehall Group is a Variable Interest Entity and the Company has been assessed as being the primary beneficiary. Included within the Whitehall Group is a 50/50 joint venture with Möet Henessy. This joint venture is accounted for using the equity method and is recorded on the face of the balance sheet in investments with noncontrolling interest initially recorded at fair value on the face of the balance sheet. The current term of the joint venture is until June 2013 at which point Möet Henessy will have the option to acquire the remaining shares of the entity.

On July 9, 2008, the Company completed its strategic investment in Russian Alcohol Group and (1) paid $181.5 million for approximately 47.5% of the common equity of a newly formed Cayman Islands company (“Cayco”) which indirectly acquired all of the outstanding equity of Russian Alcohol Group (the “Acquisition”), and (2) purchased $103.5 million in subordinated exchangeable loan notes (the “Notes”) issued by a subsidiary of Cayco and exchangeable into equity of Cayco. Pursuant to the shareholders’ agreement entered into in connection with this strategic investment, the Company has the right to purchase, and Cayco has the right to require the Company to purchase, all (but not less than all) of the outstanding capital stock of a majority-owned subsidiary of Cayco (“Cayco Sub”) held by Cayco, which in either case would give the Company indirect control over Russian Alcohol Group.

The Company’s right is exercisable during two 45-day periods, the first commencing on the later of (1) the date that the audited 2009 Operating Group accounts are approved by Cayco Sub and (2) the date on which all earnout payments that are payable in connection with the Acquisition have been paid (the “2010 Period”), and the second commencing on the date that the audited 2010 Operating Group accounts are approved by Cayco Sub (the “2011 Period”). The Company’s right may be extended after the end of the 2011 Period in a limited circumstance to a period commencing on the date that the audited 2011 Operating Group accounts are approved by Cayco Sub (the “2012 Period”). If the Company exercises its right, Cayco will be obligated to exercise its drag-along rights under the shareholders agreement governing Cayco Sub to cause the transfer to the Company, on the same terms, the remaining capital stock of Cayco Sub not held by Cayco. Cayco’s right will be exercisable during the 2010 Period and the 2011 Period and will expire one day after the end of the 2011 Period, and will be extended if the Company’s right is extended to the 2012 Period.

The price the Company would be required to pay in the event either of these rights is exercised will be equal to the adjusted equity value of Russian Alcohol Group, determined based on EBITDA multiplied by the product of Cayco’s ownership percentage and 14.05, 13.14, or 12.80, depending on when the right is exercised, less the debt of Russian Alcohol Group plus certain adjustments for cash and working capital. That price, however, in the case of the Company’s right, is subject to a floor equal to the total original euro equivalent amount (based upon a exchange rate of 1.57) invested by the other party in Cayco multiplied by 2.05 in 2010 or 2.20 in 2009 and converted back to U.S. dollars at the spot rate at the time, depending on when the right is exercised (in either case less any dividends or distributions actually received). Russian Alcohol Group has approximately $200 million of net indebtedness in place that, following any exercise of the Company’s or Cayco’s rights described above, may be required to be refinanced or retired by the terms of the Company’s existing indebtedness. The Company’s management currently estimates that the amount the Company would be required to pay would be between $350 million and $650 million (payable in mid- 2010) if the above rights are exercised. This estimate is based on currently available information and management’s current views with respect to future events and the future financial performance of Russian Alcohol Group, as of the date hereof. These estimates, projections and views are subject to risks and uncertainties that may cause actual results to differ from management’s current estimates, projections and views, including the effects of fluctuations in currency valuations between the U.S. dollar and the Russian ruble and U.S. dollar and Euro, and the risks and uncertainties identified in the Company’s filings with the Securities and Exchange Commission.

We are engaged in discussions with Lion Capital to restructure the current agreement regarding the buyout of the remaining 58% stake in the Russian Alcohol Group, the largest spirit producer in Russia. Although the discussions are not final, and remain subject to further legal, accounting and tax analysis, as well as board approval, we are in general agreement with Lion Capital on the main commercial objectives. We expect an agreement would include a fixed price for the remaining 58% interest in the Russian Alcohol Group that we do not own (including the conversion of our $103.5 million plus accrued interest of loan notes) at a valuation that is more reflective of current market conditions and the positive sales performance of the business. Our payments would be spread out over 5 years ending in the year 2013, with smaller payments for 2009 and 2013 and more equal payments from years 2010 to 2012, and we would agree to certain security arrangements to Lion. We would not take control over the Russian Alcohol Group until 2011, though we would receive significantly enhanced minority rights. We would expect to finance the transaction over the 5 years through a combination of cash, debt and equity. We cannot provide any assurances as to whether, or on what terms, we may reach an agreement to restructure our arrangements in respect of the Russian Alcohol Group.

The fair value of the net assets acquired in connection with the 2008 Parliament and Whitehall group acquisitions as of the acquisition date are:

	Parliament Group	Whitehall Group	Total Acquisitions
ASSETS
Cash and cash equivalents	2,862	3,240	6,102
Accounts receivable	3,441	21,107	24,548
Inventory	1,602	27,905	29,507
Deferred tax asset	1,329	1,932	3,261
Other current assets	6,043	17,633	23,676
Equipment	18,821	2,054	20,875
Intangibles, including Trademarks	144,835	6,150	150,985
Investments	—	69,400	69,400

Total Assets	$178,933	$149,421	$328,354

LIABILITIES
Trade payables	4,587	19,370	23,957
Borrowings	44	18,818	18,862
Other short term liabilities	4,380	7,955	12,335
Deferred tax	28,966	1,230	30,196

Total Liabilities	$37,977	$47,373	$85,350

Noncontrolling interests	5,550	24,838	30,388
Net identifiable assets and liabilities	135,406	77,210	212,616

Goodwill on acquisition	134,859	198,391	333,250

Consideration paid, satisfied in cash	168,735	202,218	370,953
Consideration paid, satisfied in shares	86,530	48,099	134,629
Deferred consideration	15,000	25,284	40,284

Cash (acquired)	$2,862	$3,240	$6,102

Net Cash Outflow	$165,873	$198,978	$364,851

The goodwill arising out of the Parliament and Whitehall acquisitions is attributable to the immediate platform for expansion in Russia that they provide to the Company. The Company is in the process of completing its valuations and refining its purchase price adjustments for Whitehall, which is expected to be finalized by March 31, 2009. The primary areas of further review include finalizing fixed asset and intangible asset valuations. As such, the allocation of the purchase price is subject to further adjustments.

The Company has not presented pro-forma results of operations of the Company to give effect to these acquisitions as if the acquisitions had occurred on January 1, 2008 and 2007 because there are no pre-closing interim results from Parliament and Whitehall that are available on a basis similar to US GAAP. The companies were not required to prepare interim consolidated financial statements and as such have only statutory tax accounts available. The Company believes that the inclusion of this information would provide misleading information for the investor.

The Company is in the process of completing its valuations and calculation its purchase price adjustments related to the acquisition in Russian Alcohol Group, which are expected to be quantified by March 31, 2009.

3. Exchangeable Convertible Notes

On July 9, 2008, the Company closed a strategic investment in the Russian Alcohol Group (“Russian Alcohol”) and in addition to the equity investment, CEDC purchased exchangeable notes from Lion/Rally Lux 3 (“Lion Lux”), a Luxembourg company and indirect subsidiary of a Cayman Islands company (“Cayco”) that served as the investment vehicle.

The Notes rank pari passu with the other unsecured obligations of Lion Lux. represent a direct and unsecured obligation of Lion Lux and are structurally subordinated to indebtedness of subsidiaries of Lion Lux, including Pasalba Limited (“Pasalba”), a company incorporated under the laws of the Republic of Cyprus that made the investment. The Notes have a principal amount of $103.5 million and accrue interest at a rate of 8.3% per annum, which interest may, at Lion Lux’s option, be paid in kind with additional Notes.

Lion Lux will be required to redeem the Notes at their principal amount, together with any accrued but unpaid interest, on the date that is ten years and six months after the closing of the investment (the “Maturity Date”). Upon a change in control of Cayco or its majority-owned subsidiary (“Cayco Sub”) that occurs when no Exchange Right (as defined below) has been exercised, the Company will be permitted to request that Lion Lux redeem any Notes in respect of which such Exchange Right has not been exercised, at their principal amount plus accrued and unpaid interest thereon. Furthermore, Lion Lux will be permitted to redeem any Note at any time after the expiration of the Company’s right to purchase all of the outstanding capital stock of Cayco Sub held by Cayco (the “Call Option”) under the Shareholders’ Agreement governing the investment, subject to the Exchange Right.

Each holder of Notes has the right to require Cayco to purchase its Notes in exchange for the issue by Cayco of additional shares of Cayco stock (the “Exchange Right”). Holders of Notes will be permitted to exercise the Exchange Right only one time during certain 45-day periods in each of 2010 (the “2010 Period”), 2011 (the “2011 Period”) and, if the Call Option is extended into 2012 pursuant to its terms, 2012 (the “2012 Period”); provided, that in the event the Call Option or Cayco’s right to require the Company to purchase all of the outstanding capital stock of Cayco Sub held by Cayco (the “Put Option”) is exercised during any such period, holders will be required to exercise the Exchange Right within 10 business days after notice of the exercise of the Call Option or Put Option. The Exchange Right may also be exercised in the event of an initial public offering. The Exchange Right will expire one day after the end of the 2012 Period.

The number of additional shares of Cayco stock that will be issued in connection with any exercise of an Exchange Right will be calculated as a function of, among other things, the number of shares of Cayco stock then outstanding, the number of shares of Cayco Sub stock then outstanding, the number of shares of Cayco Sub stock then held by Cayco, the principal and accrued interest of the Notes pursuant to which the Exchange Right was exercised, and the equity value of Pasalba and its subsidiaries based on (1) if the Exchange Right is exercised during the 2010 Period, Pasalba’s and its subsidiaries’ 2009 EBITDA multiplied by 13.0, (2) if the Exchange Right is exercised during the 2011 Period, Pasalba’s and its subsidiaries’ 2010 EBITDA multiplied by 12.5, or (3) if the Exchange Right is exercised during the 2012 Period, Pasalba’s and its subsidiaries’ 2011 EBITDA multiplied by 12.0 and, in each such case, subject to further adjustment for debt, cash and working capital. The maximum percentage which such newly issued Cayco shares will represent in the share capital of Cayco, on a look-through basis, following their issue will be equal to that percentage of Cayco shares (being approximately 19%, 21% and 23% in respect of the 2010 Period, 2011 Period and 2012 Period, respectively) (the “Notional Shares”), which the Notional Shares would represent on the date of exchange if the relevant holder had not subscribed for the note but had instead subscribed for the Notional Shares on the date of the Exchangeable Note Instrument.

Lion Lux is prohibited from paying dividends or making other distributions to its shareholders without the consent of the holders of Notes representing two thirds in nominal value of the Notes outstanding, other than in connection with repayment of loan notes issued by the parent of Lion Lux to the sellers of RAG. In addition, the holders of Notes representing two thirds in nominal value of the Notes outstanding have certain approval rights relating to certain matters, including, but not limited to, (i) the incurring of any indebtedness by Lion Lux which is either senior to the Notes or secured, and (ii) any acquisition by Cayco or any subsidiary of Cayco with consideration payable in excess of $50 million. Holders of Notes are permitted to transfer Notes to any person, subject to certain exceptions and a right of first refusal which will be granted to an affiliate of Lion.

We are engaged in discussions with Lion Capital to restructure the current agreement regarding the buyout of the remaining 58% stake in the Russian Alcohol Group, the largest spirit producer in Russia. Although the discussions are not final, and remain subject to further legal, accounting and tax analysis, as well as board approval, we are in general agreement with Lion Capital on the main commercial objectives. We expect an agreement would include a fixed price for the remaining 58% interest in the Russian Alcohol Group that we do not own (including the conversion of our $103.5 million plus accrued interest of loan notes) at a valuation that is more reflective of current market conditions and the positive sales performance of the business. Our payments would be spread out over 5 years ending in the year 2013, with smaller payments for 2009 and 2013 and more equal payments from years 2010 to 2012, and we would agree to certain security arrangements to Lion. We would not take control over the Russian Alcohol Group until 2011, though we would receive significantly enhanced minority rights. We would expect to finance the transaction over the 5 years through a combination of cash, debt and equity. We cannot provide any assurances as to whether, or on what terms, we may reach an agreement to restructure our arrangements in respect of the Russian Alcohol Group.

4. Trade Receivables and Allowances for Doubtful Accounts

Changes in the allowance for doubtful accounts during each of the three years in the period ended December 31, were as follows:

	Year ended December 31,
	2008	2007	2006
Net trade receivables—excluding VAT	$375,606	$283,241	$204,040
VAT (sales tax)	77,232	62,313	44,889
Gross trade receivables	$452,838	$345,554	$248,929

Allowances for doubtful debts
Balance, beginning of year	$29,277	$24,354	$22,851
Effect of FX movement on opening balance	(5,143)	4,696	2,754
Provision for bad debts—reported in income statement	(748)	(249)	999
Charge-offs, net of recoveries	(1,814)	476	(2,378)
Change in allowance from purchase of subsidiaries	583	—	128

Balance, end of year	$22,155	$29,277	$24,354

Trade receivables, net	$430,683	$316,277	$224,575

5. Property, plant and equipment

Property, plant and equipment, presented net of accumulated depreciation in the consolidated balance sheets, consists of:

	December 31,
	2008	2007
Land and buildings	$43,992	$35,443
Equipment	59,119	56,780
Motor vehicles	18,782	20,985
Motor vehicles under lease	7,421	7,200
Computer hardware and software	20,447	16,817

Total gross book value	149,761	137,225
Less—Accumulated depreciation	(57,540)	(57,246)

Total	$92,221	$79,979

6. Goodwill

Goodwill, presented net of accumulated amortization in the consolidated balance sheets, consists of:

	December 31,
	2008	2007
Balance at January 1,	$577,282	$398,005
Impact of foreign exchange	(165,276)	131,630
Additional purchase price adjustments	—	—
Acquisition through business combinations	333,250	47,647

Balance at December 31,	$745,256	$577,282

7. Intangible Assets other than Goodwill

The major components of intangible assets are:

	December 31,
	2008	2007
Non-amortizable intangible assets:
Trademarks	$563,689	$543,123
Total	563,689	543,123
Amortizable intangible assets:
Trademarks	$5,568	$6,754
Customer relationships	7,749	1,913
Less accumulated amortization	(6,501)	(6,093)
Total	6,816	2,574

Total intangible assets	$570,505	$545,697

Management considers trademarks that are indefinite-lived assets to have high or market-leader brand recognition within their market segments based on the length of time they have existed, the comparatively high volumes sold and their general market positions relative to other products in their respective market segments. These trademarks include Soplica, Zubrówka, Absolwent, Royal, Parliament and the rights for Bols Vodka in Poland, Hungary and Russia. Taking the above into consideration, as well as the evidence provided by analyses of vodka products life cycles, market studies, competitive and environmental trends, management believes that these brands will generate cash flows for an indefinite period of time, and that the useful lives of these brands are indefinite. In accordance with SFAS 142, intangible assets with an indefinite life are not amortized but are reviewed at least annually for impairment.

Estimated aggregate future amortization expenses for intangible assets that have a definite life are as follows:

2009	$1,343
2010	1,343
2011	1,274
2012	1,180
2013 and above	1,676

Total	$6,816

8. Equity method investments in affiliates

We hold the following investments in unconsolidated affiliates:

			Carrying Value
			December 31,
	Type of affiliate	Effective Voting Interest	2008	2007
Moet Henessy JV	Equity-Accounted Affiliate	37%	$77,918	$—
Russian Alcohol Group	Equity-Accounted Affiliate	42%	111,325	—

		Total Carrying value	$189,243	$—

On May 23, 2008, the Company and certain of its affiliates, entered into, and closed upon, a Share Sale and Purchase Agreement and certain other agreements whereby the Company acquired shares representing 50% minus one vote of the voting power, and 75% of the economic interests, in the Whitehall Group (“the Whitehall Acquisition”). The Whitehall Group is a leading importer of premium spirits and wines in Russia. The aggregate consideration paid by the Company was $200 million, paid in cash at the closing. In addition, on October 21, 2008 the Company issued to the Seller 843,524 shares of its common stock, par value $0.01 per share.

On February 24, 2009, the Company and the seller amended the terms of the Stock Purchase Agreement governing the Whitehall acquisition to satisfy the Company’s obligations to the seller pursuant to a share price guarantee in the original Stock Purchase Agreement. Pursuant to the terms of this amendment, the Company paid to the seller $5,876,351 in cash, and issued to the seller 2,100,000 shares of its common stock, in settlement of a minimum share price guarantee by the Company. The Company is further obligated to make an additional cash payment of $2,000,000 on March 15, 2009. Deferred payments already due under the original Stock Purchase Agreement are to be paid with €8,050,411 due on June 15, 2009 and €8,303,630 due on September 15, 2009. In consideration for these payments, the Company received an additional 375 Class B shares of Whitehall, which represents an increase in the Company’s economic stake from 75% to 80%. Additionally, if, during the 210 day period immediately following the effectiveness of the registration statement the Company is obligated to file to register the shares of Company common stock obtained by the seller in this transaction, the seller sells any of the Company common stock it acquired in the transaction for an average sales price per share, weighted by volume, that is less than $12.03, per share, the Company must pay to the seller the excess, if any, of $12.03 over the volume weighted average sales price per share of the Company’s common stock on the day the sale took place, multiplied by the total number of shares sold. Finally, the Company may be obligated to make an additional cash payment to the seller, ranging from €0 to €1,500,000, based upon whether and to what extent the price of a share of the Company’s common stock exceeds $12.03 during that same 210 day period. If the Company must make any such payment, it will receive in return up to an additional 75 Class B shares, which represents up to an additional 1% economic stake of Whitehall, based on the size of the payment.

The Company has consolidated the Whitehall Group as a business combination as of May 23, 2008, on the basis that the Whitehall Group is a Variable Interest Entity and the Company has been assessed as being the primary beneficiary. Included within the Whitehall Group is a 50/50 joint venture with Möet Henessy. This joint venture is accounted for using the equity method and is recorded on the face of the balance sheet in investments with minority interest initially recorded at fair value on the face of the balance sheet. The current term of the joint venture is until June 2013 at which point Möet Henessy will have the option to acquire the remaining shares of the entity.

On July 9, 2008, the Company closed on its acquisition of approximately 47.5% of the common equity of a Cayman Islands company, referred to as Cayco, for approximately $181.5 million in cash, and purchased $103.5 million in subordinated exchangeable loan notes from a subsidiary of Cayco. Lion Capital LLP and certain of its affiliates and other financial investors own the remaining common equity of Cayco, which indirectly own approximately 88.4% of the outstanding equity of the Russian Alcohol Group. The Russian Alcohol Group, also referred to as “RAG,” is the leading vodka producer in Russia.

The summarized financial information of investment in Russian Alcohol Group and Moet Hennessy Joint Venture consolidated under the equity method as of December 31, 2008 is as follows:

Total December 31, 2008
Current assets	587,031
Noncurrent assets	483,567
Current liabilities	(299,111)
Noncurrent liabilities	(430,516)

Total Year ended December 31, 2008
Net sales	659,686
Gross profit	200,475
Income from continuing operations	(24,740)
Net income	(24,740)

9. Comprehensive income/(loss)

Comprehensive income/(loss) is defined as all changes in equity during a period except those resulting from investments by owners and distributions to owners. Comprehensive income/(loss) includes net income adjusted by, among other items, foreign currency translation adjustments. The foreign translation losses/gains on the re-measurements from foreign currencies to U.S. dollars are classified separately as a component of accumulated other comprehensive income included in stockholders’ equity.

As of December 31, 2008, the Polish Zloty exchange rate used to translate the balance sheet weakened by approximately 21.3% as compared to the exchange rate as of December 31, 2007, and as a result a comprehensive loss was recognized. Additionally, translation gains and losses with respect to long-term subordinated inter-company loans with the parent company are charged to other comprehensive income. No deferred tax benefit has been recorded on the comprehensive income/(loss) in regard to the long-term inter-company transactions with the parent company, as the repayment of any equity investment is not anticipated in the foreseeable future.

10. Accrued liabilities

The major components of accrued liabilities are:

	December 31,
	2008	2007
Operating accruals	$69,391	$28,672
Hedge valuation	6,736	27,520
Accrued interest	4,143	15,767

Total	$80,270	$71,959

The hedge valuation represents the mark to market valuation of the open fair value hedge as described further in Note 16. Accrued interest primarily represents interest on the Senior Secured Notes and Convertible Senior Notes as of December 31, 2008. As of December 31, 2008 accrued interest related to Senior Secured Notes is presented together with Senior Secured Notes balance. In January 2009, the remaining portion of the IRS hedge related to the Senior Secured Notes was closed and written off with a net cash settlement of approximately $1.9 million.

11. Borrowings

Bank Facilities

As of December 31, 2008, $13.0 million remained available under the Company’s overdraft facilities. These overdraft facilities are renewed on an annual basis. As of December 31, 2008, the Company had utilized approximately $81.1 million of a multipurpose credit line agreement in connection with the 2007 tender offer in Poland to purchase the remaining outstanding shares of Polmos Bialystok S.A. The Company’s obligations under the credit line agreement are guaranteed through promissory notes by certain subsidiaries of the Company. The indebtedness under the credit line agreement matures on March 31, 2009, however a new credit agreement, with substantially the same terms and conditions as the existing credit facility, was signed on February 24, 2009 extending the facility to February 24, 2011. The Company also has received a firm bank commitment to roll over the short term working capital facility of approximately $28.9 million due March 31, 2009 to March 31, 2010.

On April 24, 2008, the Company signed a credit agreement with Bank Zachodni WBK SA in Poland to provide up to $50 million of financing to be used to finance a portion of the Parliament and Whitehall acquisition, as well as general working capital needs of the Company. The agreement provides for a $30 million five year amortizing term facility and a one year $20 million short term facility with annual renewal.

On July 2, 2008, the Company entered into a Facility Agreement with Bank Handlowy w Warszawie S.A., which provided for a term loan facility of $40 million. The term loan matures on July 4, 2011 and is guaranteed by CEDC, Carey Agri and certain other subsidiaries of the Company and is secured by all of the shares of capital stock of Carey Agri and subsequently will be further secured by shares of capital stock in certain other subsidiaries of CEDC.

Senior Secured Notes

In connection with the Bols and Polmos Bialystok acquisitions, on July 25, 2005 the Company completed the issuance of € 325 million 8% Senior Secured Notes due 2012 (the “Notes”). Interest is due semi-annually on the 25th of January and July, and the Notes are guaranteed on a senior basis by certain of the Company’s subsidiaries. The Indenture governing our Notes contains certain restrictive covenants, including covenants limiting the Company’s ability to: make certain payments, including dividends or other distributions, with respect to the share capital of the parent or its subsidiaries; incur or guarantee additional indebtedness or issue preferred stock; make certain investments; prepay or redeem subordinated debt or equity; create certain liens or enter into sale and leaseback transactions; engage in certain transactions with affiliates; sell assets or consolidate or merge with or into other companies; issue or sell share capital of certain subsidiaries; and enter into other lines of business.

During the twelve months ending December 31, 2008, the Company purchased and retired € 14.6 million of outstanding Senior Secured Notes back on the open market.

As of December 31, 2008 and December 31, 2007, the Company had accrued interest of $12.0 million and $15.8 million respectively related to the Senior Secured Notes, with the next coupon due for payment on January 25, 2009. As of December 31, 2008 accrued interest related to Senior Secured Notes is presented together with Senior Secured Notes balance. Total obligations under the Senior Secured Notes are shown net of deferred finance costs, amortized over the life of the borrowings using the effective interest rate method and fair value adjustments from the application of hedge accounting as shown in the table below:

	December 31,
	2008	2007
Senior Secured Notes	$357,934	$381,689
Fair value bond mark to market	(7,124)	(28,204)
Unamortized portion of closed hedges	(553)	(858)
Unamortized issuance costs	(5,223)	(8,329)

Total	$345,034	$344,298

Convertible Senior Notes

On March 7, 2008, the Company completed the issuance of $310 million aggregate principal amount of 3% Convertible Senior Notes due 2013 (the “Convertible Notes”). Interest is due semi-annually on the 15th of March and September, beginning on September 15, 2008. The Convertible Senior Notes are convertible in certain circumstances into cash and, if applicable, shares of our common stock, based on an initial conversion rate of 14.7113 shares per $1,000 principle amount, subject to certain adjustments. Upon conversion of the notes, the Company will deliver cash up to the aggregate principle amount of the notes to be converted and, at the election of the Company, cash and/or shares of common stock in respect to the remainder, if any, of the conversion obligation. The proceeds from the Convertible Notes were used to fund the cash portions of the acquisition of Copecresto Enterprises Limited and Whitehall.

Effective January 1, 2009, we adopted FSP No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”). FSP APB 14-1 is effective for our $310 million Convertible Notes and requires retrospective application for all periods presented. The FSP requires the issuer of convertible debt instruments with cash settlement features to separately account for the liability and equity components of the instrument. FSP APB 14-1 also requires an accretion of the resultant debt discount over the expected life of the Convertible Notes. For additional information, see Note 1.- Organization and Significant Accounting Policies.

As of December 31, 2008 the Company had accrued interest included in other accrued liabilities of $2.7 million related to the Convertible Senior Notes, with the next coupon due for payment on March 15, 2009. Total obligations under the Convertible Senior Notes are shown net of deferred finance costs, amortized over the life of the borrowings using the effective interest rate method as shown in the table below:

	December 31,
	2008	2007
Convertible Senior Notes	$310,000	$—
Unamortized issuance costs	(4,791)	—
Debt discount related to Convertible Senior Notes	(16,585)	—

Total	$288,624	$—

Total borrowings as disclosed in the financial statements are:

	December 31,
	2008	2007
Short term bank loans and overdraft facilities for working capital	$109,552	$42,785

Total short term bank loans and utilized overdraft facilities	109,552	42,785

Long term bank loans for share tender	81,081	122,952
Long term obligations under Senior Secured Notes	345,034	344,298
Long term obligations under Convertible Senior Notes	288,624	—
Other total long term debt, less current maturities	89,429	—

Total debt	$913,720	$510,035

December 31, 2008
Principal repayments for the following years
2009	$109,552
2010	68,699
2011	86,811
2012	351,972
2013 and beyond	319,000

Total	$936,034

12. Income and Deferred Taxes

The Company operates in several tax jurisdictions primarily: the United States of America, Poland, Hungary and Russia. All subsidiaries file their own corporate tax returns as well as account for their own deferred tax assets and liabilities. The Company does not file a tax return in Delaware based upon its consolidated income, but does file a return in Delaware based on the income statement for transactions occurring in the United States of America.

The Company adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement 109”, effective January 1, 2007. Interpretation 48 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Benefits from tax positions should be recognized in the financial statements only when it is more likely than not that the tax position will be sustained upon examination by the appropriate taxing authority that would have full knowledge of all relevant information. A tax position that meets the more-likely-than-not recognition threshold is measured at the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not recognition threshold should be derecognized in the first subsequent financial reporting period in which that threshold is no longer met. Interpretation 48 also provides guidance on the accounting for and disclosure of unrecognized tax benefits, interest and penalties. Adoption of Interpretation 48 did not have a significant impact on the Corporation’s financial statements. The company is currently generating tax loss carry forwards in the United States at a 35% tax rate, which has the effect of reducing the overall effective tax rate below the 19% Polish statutory rate.

The Company files income tax returns in the U.S., Poland, Hungary, Russia, as well as in various other countries throughout the world in which we conduct our business. The major tax jurisdictions and their earliest fiscal years that are currently open for tax examinations are 2003 in the U.S., 2002 in Poland and Hungary and 2005 in Russia.

	Year ended December 31,
	2008	2007	2006
Tax at statutory rate	$2,424	$17,875	$14,851
Tax rate differences	1,311	(740)	(679)
Valuation allowance for net operating losses	4,290	2,401	—
Permanent differences	3,847	(3,626)	(186)

Income tax expense	$11,872	$15,910	$13,986

Total income tax payments during 2008, 2007 and 2006 were $33,919, $21,362 and $11,980 respectively. CEDC has paid no U.S. income taxes and has net operating U.S. loss carry-forward totaling $4,801.

Significant components of the Company’s deferred tax assets are as follows:

	December 31,
	2008	2007	2006
Deferred tax assets
Accrued expenses, deferred income and prepaid, net	$10,572	$10,567	$7,041
Allowance for doubtful accounts receivable	1,529	3,749	1,763
Unrealized foreign exchange losses	18,495	—	16
Net operating loss carry-forward benefit, Expiring in 2010 - 2026 - gross	18,755	10,059	7,968
NOL’s valuation allowance	(6,991)	(2,401)	—

Net deferred tax asset	$42,360	$21,974	$16,788

Deferred tax liability
Trade marks	106,486	100,113	68,275
Unrealized foreign exchange gains	3,585	5,069	6,777
Timing differences in finance type leases	7	60	274
Investment credit	201	297	818
Deferred income	616	—	278
APB 14-1 impact	5,805	—	—
Other	679	—	—

Net deferred tax liability	$117,379	$105,539	$76,422

Total net deferred tax asset	42,360	21,974	16,788
Total net deferred tax liability	117,379	105,539	76,422
Total net deferred tax	(75,019)	(83,565)	(59,634)
Classified as
Current deferred tax asset	24,386	5,141	5,336
Non-current deferred tax asset	12,886	11,407	3,305
Non-current deferred tax liability	(112,291)	(100,113)	(68,275)

Total net deferred tax	$(75,019)	$(83,565)	$(59,634)

No deferred taxes have been recorded for the remaining undistributed earnings as the Company intends to permanently reinvest these earnings.

Tax losses can be carried forward for the following periods:

Hungary*	Unrestricted period
U.S.	20 years
Russia	10 years
Poland	5 years

*	In some circumstances there is a need of Tax Office’s permission to carry the loss forward

Tax liabilities (including corporate income tax, Value Added Tax (VAT), social security and other taxes) of the Company’s subsidiaries may be subject to examinations by the tax authorities for up to certain period from the end of the year the tax is payable, as follows:

Poland	5 years
Hungary	5 years
Russia	3 years

CEDC’s U.S. federal income tax returns are also subject to examination by the U.S. tax authorities. As the application of tax laws and regulations, and transactions are susceptible to varying interpretations, amounts reported in the consolidated financial statements could be changed at a later date upon final determination by the tax authorities.

13. Stock Option Plans and Warrants

As of January 1, 2006, the Company adopted SFAS No. 123(R) “Share-Based Payment” requiring the recognition of compensation expense in the Condensed Consolidated Statements of Income related to the fair value of its employee share-based options. SFAS No. 123(R) revises SFAS No. 123 “Accounting for Stock-Based Compensation” and supersedes APB Opinion No. 25 “Accounting for Stock Issued to Employees”. SFAS No. 123(R) is supplemented by SEC Staff Accounting Bulletin (“SAB”) No. 107 “Share-Based Payment”. SAB No. 107 expresses the SEC staff’s views regarding the interaction between SFAS No. 123(R) and certain SEC rules and regulations including the valuation of share-based payments arrangements.

The Company recognizes the cost of all employee stock options on a straight-line attribution basis over their respective vesting periods, net of estimated forfeitures. The Company has selected the modified prospective method of transition; accordingly, prior periods have not been restated.

SFAS No. 123(R) “Share-Based Payment” requires the recognition of compensation expense in the Consolidated Statements of Income related to the fair value of employee share-based options. Determining the fair value of share-based awards at the grant date requires judgment, including estimating the expected term that stock options will be outstanding prior to exercise, the associated volatility and the expected dividends. Judgment is also required in estimating the amount of share-based awards expected to be forfeited prior to vesting. If actual forfeitures differ significantly from these estimates, share-based compensation expense could be materially impacted. Prior to adopting SFAS No. 123(R), the Company applied Accounting Principles Board (“APB”) Opinion No. 25, and related Interpretations, in accounting for its stock-based compensation plans. All employee stock options were granted at or above the grant date market price. Accordingly, no compensation cost was recognized for fixed stock option grants in prior periods.

The Company’s 2007 Stock Incentive Plan (“Incentive Plan”) provides for the grant of stock options, stock appreciation rights, restricted stock and restricted stock units to directors, executives, and other employees (“employees”) of the Company and to non-employee service providers of the Company. Following a shareholder resolution in April 2003 and the stock splits of May 2003, May 2004 and June 2006, the Incentive Plan authorizes, and the Company has reserved for future issuance, up to 1,397,333 shares of Common Stock (subject to an anti-dilution adjustment in the event of a stock split, re-capitalization, or similar transaction). The Compensation Committee of the Board of Directors of the Company administers the Incentive Plan.

The option exercise price for stock options granted under the Incentive Plan may not be less than fair market value but in some cases may be in excess of the closing price of the Common Stock on the date of grant. The Company uses the stock option price based on the closing price of the Common Stock on the day before the date of grant if such price is not materially different than the opening price of the Common Stock on the day of the grant. Stock options may be exercised up to 10 years after the date of grant except as otherwise provided in the particular stock option agreement. Payment for the shares must be in cash, which must be received by the Company prior to any shares being issued. Stock options granted to directors and officers as part of an employee employment contract vest after 2 years. Stock options granted to general employees as part of a loyalty program vest after three years. The Incentive Plan was approved by CEDC shareholders during the annual shareholders meeting on April 30, 2007 to replace the Company’s 1997 Stock Incentive Plan (the “Old Stock Incentive Plan”), which expired in November 2007. The Stock Incentive Plan will expire in November 2017. The terms and conditions of the Stock Incentive Plan are substantially similar to those of the Old Stock Incentive Plan.

Before January 1, 2006 CEDC, the holding company, realized net operating losses and therefore an excess tax benefit (windfall) resulting from the exercise of the awards and a related credit to Additional Paid-in Capital (APIC) of $2.2 million was not recorded in the Company’s books. The excess tax benefits and the credit to APIC for the windfall should not be recorded until the deduction reduces income taxes payable on the basis that cash tax savings have not occurred. The Company will recognize the windfall upon realization.

A summary of the Company’s stock option and restricted stock units activity, and related information for the twelve month periods ended December 31, 2008, 2007 and 2006 is as follows:

Total Options	Number of Options	Weighted- Average Exercise Price
Outstanding at January 1, 2006	889,550	$25.64
Effect of Stock Split	444,776	$(10.21)
Granted	303,000	$26.55
Exercised	(305,613)	$15.61
Forfeited	(11,813)	$21.32

Outstanding at December 31, 2006	1,319,900	$19.31
Exercisable at December 31, 2006	1,014,014	$18.78
Outstanding at January 1, 2007	1,319,900	$19.31
Granted	266,250	$30.84
Exercised	(272,475)	$17.12
Forfeited	(60,638)	$23.26

Outstanding at December 31, 2007	1,253,037	$22.02
Exercisable at December 31, 2007	964,849	$19.50
Outstanding at January 1, 2008	1,253,037	$22.02
Granted	234,375	$56.88
Exercised	(120,849)	$15.60
Forfeited	(16,312)	$21.83

Outstanding at December 31, 2008	1,350,252	$28.65
Exercisable at December 31, 2008	1,033,225	$22.19

Nonvested restricted stock units	Number of Restricted Stock Units	Weighted- Average Grant Date Fair Value
Nonvested at January 1, 2007	—	$—
Granted	37,930	$34.71
Vested	—	$—
Forfeited	(2,100)	$34.51

Nonvested at December 31, 2007	35,830	$34.73
Nonvested at January 1, 2008	35,830	$34.73
Granted	38,129	$66.52
Vested	(600)	$34.51
Forfeited	(4,804)	$48.75

Nonvested at December 31, 2008	68,555	$51.42

During 2008, the range of exercise prices for outstanding options was $1.13 to $60.92. During 2008, the weighted average remaining contractual life of options outstanding was 5.5 years. Exercise prices for options exercisable as of December 31, 2008 ranged from $1.13 to $44.15. The Company has also granted 38,129 restricted stock units to its employees at an average price of $66.52.

The Company has issued stock options to employees under stock based compensation plans. Stock options are issued at the current market price, subject to a vesting period, which varies from one to three years. As of December 31, 2008, the Company has not changed the terms of any outstanding awards.

During the twelve months ended December 31, 2008, the Company recognized compensation cost of $3.85 million and a related deferred tax asset of $0.76 million.

As of December 31, 2008, there was $6.4 million of total unrecognized compensation cost related to non-vested stock options and restricted stock units granted under the Plan. The costs are expected to be recognized over a weighted average period of 19 months through 2009-2011.

Total cash received from exercise of options during the twelve months ended December 31, 2008 amounted to $1.9 million.

For the twelve month period ended December 31, 2008, the compensation expense related to all options was calculated based on the fair value of each option grant using the binomial distribution model. The Company has never paid cash dividends and does not currently have plans to pay cash dividends, and thus has assumed a 0% dividend yield. Expected volatilities are based on average of implied and historical volatility projected over the remaining term of the options. The expected life of stock options is estimated based on historical data on exercise of stock options, post-vesting forfeitures and other factors to estimate the expected term of the stock options granted. The risk-free interest rates are derived from the U.S. Treasury yield curve in effect on the date of grant for instruments with a remaining term similar to the expected life of the options. In addition, the Company applies an expected forfeiture rate when amortizing stock-based compensation expenses. The estimate of the forfeiture rates is based primarily upon historical experience of employee turnover. As individual grant awards become fully vested, stock-based compensation expense is adjusted to recognize actual forfeitures. The following weighted-average assumptions were used in the calculation of fair value:

	2008	2007
Fair Value	$18.16	$10.03
Dividend Yield	0%	0%
Expected Volatility	34.1% - 38.5%	30.5 - 38.4%
Weighted Average Volatility	37.5%	37.1%
Risk Free Interest Rate	1.5% - 3.2%	4.7 - 5.1%
Expected Life of Options from Grant	3.2	3.2

14. Commitments and Contingent Liabilities

The Company is involved in litigation from time to time and has claims against it in connection with matters arising in the ordinary course of business. In the opinion of management, the outcome of these proceedings will not have a material adverse effect on the Company’s operations.

As part of the Share Purchase Agreement related to the October 2005 Polmos Bialystok Acquisition, the Company is required to ensure that Polmos Bialystok will make investments of at least 77.5 million Polish Zloty during the five years after the acquisition was consummated. As of December 31, 2008, the Company had invested 62.1 million Polish Zloty (approximately $21.0 million) in Polmos Bialystok.

Pursuant to the shareholders’ agreement governing the Company’s investment in Copecresto Enterprises Limited, the Company has the right to purchase all (but not less than all) of the shares of Copecresto capital stock held by the other shareholder. The other shareholder has the right to require the Company to purchase any or all of the shares of Copecresto capital stock held by such other shareholder; provided, that such other shareholder may not exercise this right other than in respect of all of the shares of Copecresto capital stock it holds if the amount of Copecresto capital stock subject to such exercise is less than 1% of the total outstanding capital stock of Copecresto.

The Company’s right may be exercised beginning on March 13, 2015 and will terminate on the earliest to occur of (1) the delivery of a notice of default under the shareholders’ agreement, (2) the delivery of a notice of the other shareholder’s exercise of its right in respect of all of the Copecresto capital stock held by such shareholder and (3) the date that is ten years after the date of completion of certain reorganization transactions relating to Copecresto. The other shareholder’s right may be exercised beginning on March 13, 2011 and will terminate on the earliest to occur of (A) the delivery of a notice of default under the shareholders’ agreement, (B) the Company’s exercise of its right and (C) the date that is ten years after the date of completion of certain reorganization transactions relating to Copecresto. The other shareholder also may exercise its right one or more times within the three months following any change in control of the Company or of Bols Sp. z o.o., a subsidiary of the Company.

The aggregate price that the Company would be required to pay in the event either of these rights is exercised will be equal to the product of (x) a fraction, the numerator of which is the total number of shares of capital stock of Copecresto covered by the exercise of the right, and the denominator of which is the total number of shares of capital stock of Copecresto then outstanding, multiplied by (y) the EBITDA of Copecresto from the year immediately preceding the year in which the right is exercised, multiplied by (z) 12, if the right is exercised in 2010 or before, 11, if the right is exercised in 2011, or 10, if the right is exercised in 2012 or later; provided, that in no event will the product of (y) and (z), above, be less than $300,000,000.

On May 23, 2008, the Company and certain of its affiliates, entered into, and closed upon, a Share Sale and Purchase Agreement and certain other agreements whereby the Company acquired shares representing 50% minus one vote of the voting power, and 75% of the economic interests, in the Whitehall Group (“the Whitehall Acquisition”). The Whitehall Group is a leading importer of premium spirits and wines in Russia. The aggregate consideration paid by the Company was $200 million, paid in cash at the closing. In addition, on October 21, 2008 the Company issued to the Seller 843,524 shares of its common stock, par value $0.01 per share.

On February 24, 2009, the Company and the seller amended the terms of the Stock Purchase Agreement governing the Whitehall acquisition to satisfy the Company’s obligations to the seller pursuant to a share price guarantee in the original Stock Purchase Agreement. Pursuant to the terms of this amendment, the Company paid to the seller $5,876,351 in cash, and issued to the seller 2,100,000 shares of its common stock, in settlement of a minimum share price guarantee by the Company. The Company is further obligated to make an additional cash payment of $2,000,000 on March 15, 2009. Deferred payments already due under the original Stock Purchase Agreement are to be paid with €8,050,411 due on June 15, 2009 and €8,303,630 due on September 15, 2009. In consideration for these payments, the Company received an additional 375 Class B shares of Whitehall, which represents an increase in the Company’s economic stake from 75% to 80%. Additionally, if, during the 210 day period immediately following the effectiveness of the registration statement the Company is obligated to file to register the shares of Company common stock obtained by the seller in this transaction, the seller sells any of the Company common stock it acquired in the transaction for an average sales price per share, weighted by volume, that is less than $12.03, per share, the Company must pay to the seller the excess, if any, of $12.03 over the volume weighted average sales price per share of the Company’s common stock on the day the sale took place, multiplied by the total number of shares sold. Finally, the Company may be obligated to make an additional cash payment to the seller, ranging from €0 to €1,500,000, based upon whether and to what extent the price of a share of the Company’s common stock exceeds $12.03 during that same 210 day period. If the Company must make any such payment, it will receive in return up to an additional 75 Class B shares, which represents up to an additional 1% economic stake of Whitehall, based on the size of the payment.

As part of the Whitehall Acquisition, the Company entered into a shareholders’ agreement with the other shareholder pursuant to which the Company has the right to purchase, and the other shareholder has the right to require the Company to purchase, all (but not less than all) of the shares of Whitehall capital stock held by such shareholder. Either of these rights may be exercised at any time, subject, in certain circumstances, to the consent of third parties. The aggregate price that the Company would be required to pay in the event either of these rights is exercised will fall within a range, determined based on Whitehall’s EBIT as well as the EBIT of certain related businesses, during two separate periods: (1) the period from January 1, 2008 through the end of the year in which the right is exercised, and (2) the two full financial years immediately preceding the end of the year in which the right is exercised, plus, in each case, the time-adjusted value of any dividends paid by Whitehall. Subject to certain limited exceptions, the exercise price will be (A) no less than the future value as of the date of exercise of $32.0 million, and (B) no more than the future value as of the date of exercise of $89.0 million, plus, in each case, the time-adjusted value of any dividends paid by Whitehall.

On July 9, 2008, the Company completed its strategic investment in Russian Alcohol Group and (1) paid $181.5 million for approximately 47.5% of the common equity of a newly formed Cayman Islands company (“Cayco”) which indirectly acquired all of the outstanding equity of Russian Alcohol Group (the “Acquisition”), and (2) purchased $103.5 million in subordinated exchangeable loan notes (the “Notes”) issued by a subsidiary of Cayco and exchangeable into equity of Cayco. Pursuant to the shareholders’ agreement entered into in connection with this strategic investment, the Company has the right to purchase, and Cayco has the right to require the Company to purchase, all (but not less than all) of the outstanding capital stock of a majority-owned subsidiary of Cayco (“Cayco Sub”) held by Cayco, which in either case would give the Company indirect control over Russian Alcohol Group.

The Company’s right is exercisable during two 45-day periods, the first commencing on the later of (1) the date that the audited 2009 Operating Group accounts are approved by Cayco Sub and (2) the date on which all earnout payments that are payable in connection with the Acquisition have been paid (the “2010 Period”), and the second commencing on the date that the audited 2010 Operating Group accounts are approved by Cayco Sub (the “2011 Period”). The Company’s right may be extended after the end of the 2011 Period in a limited circumstance to a period commencing on the date that the audited 2011 Operating Group accounts are approved by Cayco Sub (the “2012 Period”). If the Company exercises its right, Cayco will be obligated to exercise its drag-along rights under the shareholders agreement governing Cayco Sub to cause the transfer to the Company, on the same terms, the remaining capital stock of Cayco Sub not held by Cayco. Cayco’s right will be exercisable during the 2010 Period and the 2011 Period and will expire one day after the end of the 2011 Period, and will be extended if the Company’s right is extended to the 2012 Period.

The price the Company would be required to pay in the event either of these rights is exercised will be equal to the adjusted equity value of Russian Alcohol Group, determined based on EBITDA multiplied by the product of Cayco’s ownership percentage and 14.05, 13.14, or 12.80, depending on when the right is exercised, less the debt of Russian Alcohol Group plus certain adjustments for cash and working capital. That price, however, in the case of the Company’s right, is subject to a floor equal to the total original euro equivalent amount (based upon a exchange rate of 1.57) invested by the other party in Cayco multiplied by 2.05 in 2010 or 2.20 in 2009 and converted back to U.S. dollars at the spot rate at the time, depending on when the right is exercised (in either case less any dividends or distributions actually received). Russian Alcohol Group has approximately $200 million of net indebtedness in place that, following any exercise of the Company’s or Cayco’s rights described above, may be required to be refinanced or retired by the terms of our other indebtedness. The Company’s management currently estimates that the amount the Company would be required to pay would be between $350 million and $650 million (payable in mid- 2010) if the above rights are exercised. This estimate is based on currently available information and management’s current views with respect to future events and the future financial performance of Russian Alcohol Group, as of the date hereof. These estimates, projections and views are subject to risks and uncertainties that may cause actual results to differ materially from management’s current estimates, projections and views, including the effects of fluctuations in currency valuations between the U.S. dollar and the Russian ruble, and the risks and uncertainties identified in the Company’s filings with the Securities and Exchange Commission.

We are engaged in discussions with Lion Capital to restructure the current agreement regarding the buyout of the remaining 58% stake in the Russian Alcohol Group, the largest spirit producer in Russia. Although the discussions are not final, and remain subject to further legal, accounting and tax analysis, as well as board approval, we are in general agreement with Lion Capital on the main commercial objectives. We expect an agreement would include a fixed price for the remaining 58% interest in the Russian Alcohol Group that we do not own (including the conversion of our $103.5 million plus accrued interest of loan notes) at a valuation that is more reflective of current market conditions and the positive sales performance of the business. Our payments would be spread out over 5 years ending in the year 2013, with smaller payments for 2009 and 2013 and more equal payments from years 2010 to 2012, and we would agree to certain security arrangements to Lion. We would not take control over the Russian Alcohol Group until 2011, though we would receive significantly enhanced minority rights. We would expect to finance the transaction over the 5 years through a combination of cash, debt and equity. We cannot provide any assurances as to whether, or on what terms, we may reach an agreement to restructure our arrangements in respect of the Russian Alcohol Group.

In the event that the Company is required to refinance or retire the indebtedness described above, and/or acquires the capital stock of Copecresto, Whitehall or the majority-owned subsidiary of Cayco, such transactions would be financed through additional sources of debt or equity funding. We cannot provide assurances as to whether or on what terms such funding would be available.

Operating Leases and Rent Commitments

The Company makes rental payments for real estate, vehicles, office, computer, and manufacturing equipment under operating leases. The following is a schedule by years of the future rental payments under the non-cancelable operating lease as of December 31, 2008:

2009	$4,631
2010	4,688
2011	3,750
2012	2,933
Thereafter	2,783

Total	$18,785

During the fourth quarter of 2008, the Company continued its policy of renewing its transportation fleet by way of capital leases. The future minimum lease payments for the assets under capital lease as of December 31, 2008 are as follows:

2009	$2,385
2010	2,194
2011	—

Gross payments due	$4,579
Less interest	(366)

Net payments due	$4,213

Supply contracts

The Company has various agreements covering its sources of supply, which, in some cases, may be terminated by either party on relatively short notice. Thus, there is a risk that a portion of the Company’s supply of products could be curtailed at any time.

15. Stockholders’ Equity

On June 25, 2008, the Company completed a public offering of 3,250,000 shares of common stock, at an offering price to the public of $68.00 per share. In addition, pursuant to the terms of the offering the underwriters exercised their over-allotment option for an additional 325,000 shares. The net proceeds from the offering, including the sale of shares in accordance with the over-allotment option, was $233.8 million, after deducting underwriting discounts and commissions and estimated offering expenses. The majority of the proceeds of the equity offering were used to fund a portion of the Company’s investment in the Russian Alcohol Group.

16. Interest income / (expense)

For the twelve months ended December 31, 2008 and 2007 respectively, the following items are included in Interest income / (expense):

	Twelve months ended December 31,
	2008	2007
Interest income	$10,226	$5,463
Interest expense	(63,673)	(41,292)

Total interest (expense), net	$(53,447)	$(35,829)

17. Other financial income / (expense)

For the twelve months ended December 31, 2008 and 2007, the following items are included in Other financial income / (expense):

	Twelve months ended December 31,
	2008	2007
Foreign exchange impact related to acquisition financing	$(165,294)	$23,940
Foreign exchange impact related to Long term Notes receivable	34,328	—
Cost of bank guarantee for tender	—	(349)
Premium for early debt retirement	—	(6,940)
Write-off of hedge associated with retired debt	(305)	(2,757)
Write-off of financing costs associated with retired debt	(851)	(2,167)
Other gains / (losses)	(814)	1,867

Total other financial income / (expense), net	$(132,936)	$13,594

18. Earnings per share

The following table sets forth the computation of basic and diluted earnings per share for the periods indicated.

	Year ended December 31,
	2008	2007	2006
Basic:
Net income / (loss) attributable to CEDC shareholders	$(18,598)	$77,102	$55,450

Weighted average shares of common stock outstanding	44,088	39,871	35,799
Basic earnings per share	$(0.42)	$1.93	$1.55

Diluted:
Net income / (loss) attributable to CEDC shareholders	$(18,598)	$77,102	$55,450

Weighted average shares of common stock outstanding	44,088	39,871	35,799
Net effect of dilutive employee stock options based on the treasury stock method	—	540	338
Totals	44,088	40,411	36,137
Diluted earnings per share	$(0.42)	$1.91	$1.53

As of December 31, 2008, the Company excluded 657 thousand shares from the above EPS calculation because they would have had antidilutive impact for the 2008 period presented.

Employee stock options granted have been included in the above calculations of diluted earnings per share since the exercise price is less than the average market price of the common stock during the twelve months periods ended December 31, 2008 and 2007. In addition there is no adjustment to fully diluted shares related to the Convertible Senior Notes as the average market price was below the conversion price for the period.

19. Financial Instruments

Financial Instruments and Their Fair Values

Financial instruments consist mainly of cash and cash equivalents, accounts receivable, accounts payable, bank loans, overdraft facilities and long-term debt. The monetary assets represented by these financial instruments are primarily located in Poland, Hungary and Russia. Consequently, they are subject to currency translation risk when reporting in U.S. Dollars.

Derivative financial instruments

The Company is exposed to market movements in foreign currency exchange rates that could affect the Company’s results of operations and financial condition. In accordance with SFAS 133, “Accounting for Derivative Instruments and Hedging Activities”, the Company recognizes all derivatives as either assets or liabilities on the balance sheet and measures those instruments at fair value.

The fair values of the Company’s derivative instruments can change with fluctuations in interest rates and/or currency rates and are expected to offset changes in the values of the underlying exposures. The Company’s derivative instruments are held to hedge economic exposures. The Company follows internal policies to manage interest rate and foreign currency risks, including limitations on derivative market-making or other speculative activities.

To qualify for hedge accounting under SFAS No. 133, the details of the hedging relationship must be formally documented at the inception of the arrangement, including the risk management objective, hedging strategy, hedged item, specific risk that is being hedged, the derivative instrument, how effectiveness is being assessed and how ineffectiveness will be measured. The derivative must be highly effective in offsetting either changes in the fair value or cash flows, as appropriate, of the risk being hedged.

Effectiveness is evaluated on a retrospective and prospective basis based on quantitative measures. When it is determined that a derivative is not, or has ceased to be, highly effective as a hedge, the Company discontinues hedge accounting prospectively. The Company discontinues hedge accounting prospectively when (1) the derivative is no longer highly effective in offsetting changes in the cash flows of a hedged item; (2) the derivative expires or is sold, terminated, or exercised; (3) it is no longer probable that the forecasted transaction will occur; or (4) management determines that designating the derivative as a hedging instrument is no longer appropriate.

Fair value hedges are hedges that offset the risk of changes in the fair values of recorded assets, liabilities and firm commitments. The Company records changes in the fair value of derivative instruments which are designated and deemed effective as fair value hedges, in earnings offset by the corresponding changes in the fair value of the hedged items.

In September 2005, the Company entered into a coupon swap arrangement which exchanges a fixed Euro based coupon of 8%, with a variable Euro based coupon (IRS) based upon the 6 month Euribor rate plus a margin. The hedge is accounted for as a fair value hedge according to SFAS 133 and is tested for effectiveness on a quarterly basis using the long haul method. Under this method, as long as the hedge is deemed highly effective both the fair value of the hedge and the hedge item are marked to market with the net impact recorded as gain or loss in the income statement. For the twelve months ended December 31, 2008, the company recorded a net gain of $64,026. In September 2005, the Company entered into a second hedge that exchanged the variable Euro coupon with a variable Polish Zloty coupon (CIRS). However, due to the continued strength of the Polish economy and currency the Company closed this swap contract. The hedge did not qualify for hedge accounting and therefore the changes in fair value were reflected in the results of operations.

In February 2007 and December 2006, a portion of the IRS hedge was closed and a new hedging relationship was created. The mark to market valuation of the closed hedges at the time was frozen and is being amortized over the remaining useful life of the hedged item. The hedge closure in December 2006 was related to the part of the Senior Secured Notes repurchased in January 2007. Consequently, the amount was written off in January 2007 following the repurchase. As of December 31, 2008, there is an unamortized asset of $0.6 million recorded as an adjustment to the valuation of the Senior Secured Notes.

In March 2008, a portion of the IRS hedge related to the repurchased Senior Secured Notes was closed and written off, and a new hedging relationship was created with the hedge match one for one the remaining outstanding Senior Secured Notes.

In January 2009, the remaining portion of the IRS hedge related to the Senior Secured Notes was closed and written off with a net cash settlement of approximately $1.9 million.

20. Fair value measurements

Effective January 1, 2008, the Company adopted SFAS No. 157, which defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. SFAS No. 157 establishes a three-level fair value hierarchy that prioritizes the inputs used to measure fair value. This hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

Level 1—Quoted prices in active markets for identical assets or liabilities.

Level 2—Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

The Company’s adoption of SFAS No. 157 did not have a material impact on our consolidated financial statements.

We evaluate the position of each financial instrument measured at fair value in the hierarchy individually based on the valuation methodology we apply. At September 30, 2008, we have no material financial assets or liabilities carried at fair value using significant level 1 or level 3 inputs and the only instruments we value using level 2 inputs are currency swap agreements as follows:

Coupon Swap

In September 2005, the Company entered into a coupon swap arrangement which exchanges a fixed Euro based coupon of 8%, with a variable Euro based coupon (IRS) based upon the 6 month Euribor rate plus a margin. The hedge is accounted for as a fair value hedge according to SFAS 133 and is tested for effectiveness on a quarterly basis using the long haul method. Under this method, as long as the hedge is deemed highly effective both the fair value of the hedge and the hedged item are marked to market with the net impact recorded as gain or loss in the income statement.

The fair value of these instruments as at December 31, 2008, was a $7.1 million liability, which represented a $21.1 million decrease from the $28.2 million liability as at December 31, 2007 and was recognized as a gain in the consolidated statement of operations. This gain, however, was offset by the fair value revaluation of the Senior Secured Notes.

21. Operating segments

As a result of the Company’s expansion into new geographic areas, namely Russia, the Company has changed its internal management financial reporting by implementing a segmental approach to the business based upon geographic locations. As such the Company operates in three primary segments: Poland, Russia and Hungary. The business segments reflect how the Company’s operations are managed, how operating performance within the Company is evaluated by senior management and the structure of its internal financial reporting. For detailed description of types of products and services from each reportable unit derives its revenues, refer to Operations by country section included in Part I.

The Company evaluates performance based on operating income of the respective business units. The accounting policies of the segments are the same as those described for the Company in the Summary of Significant Accounting policies in Note 1 and include the recently issued accounting pronouncement described in Note 1. Transactions between segments consist mainly of sales of products and are accounted for at cost plus an applicable margin.

The Company’s areas of operations are principally in Poland Russia and Hungary. Revenues are attributed to countries based on the location of the selling company.

	Segment Net Revenues Twelve months ended December 31,
	2008	2007	2006
Segment
Poland	$1,305,629	$1,152,601	$926,292
Russia	$297,892	—	—
Hungary	$43,483	$37,221	$17,816

Total Net Sales	$1,647,004	$1,189,822	$944,108

	Operating Profit Twelve months ended December 31,
	2008	2007	2006
Segment
Poland	$124,920	$116,862	$91,980
Russia	73,374	—	—
Hungary	7,641	7,491	4,190
Corporate Overhead
General corporate overhead	(3,353)	(4,398)	(2,631)
Option Expense	(3,850)	(1,870)	(1,957)

Total Operating Profit	$198,732	$118,085	$91,582

	Equity in the net income of investees accounted for by the equity method Twelve months ended December 31,
	2008	2007	2006
Segment
Poland	$—	$—	$—
Russia	(9,002)	—	—
Hungary	—	—	—

Total equity in the net income of investees accounted for by the equity method	$(9,002)	$—	$—

	Depreciation Twelve months ended December 31,
	2008	2007	2006
Segment
Poland	$7,890	$6,739	$6,029
Russia	2,287	—	—
Hungary	644	591	272
General corporate overhead	14	8	5

Total depreciation	$10,835	$7,339	$6,306

	Income tax Twelve months ended December 31,
	2008	2007	2006
Segment
Poland	$(1,254)	$14,111	$11,617
Russia	15,678	—	—
Hungary	1,328	1,092	448
General corporate overhead	(3,880)	707	1,921

Total Income tax	$11,872	$15,910	$13,986

	Identifiable Operating Assets December 31,
	2008	2007
Segment
Poland	$1,625,471	$1,735,620
Russia	814,400	0
Hungary	37,842	39,320
Corporate	5,973	7,228

Total Identifiable Assets	$2,483,686	$1,782,168

	Goodwill
	December 31, 2008	December 31, 2007
Segment
Poland	$469,094	$568,726
Russia	269,109	0
Hungary	7,053	8,556
Corporate	0	0

Total Goodwill	$745,256	$577,283

22. Related Party Transactions

In January of 2005, the Company entered into a rental agreement for a facility located in northern Poland, which is 33% owned by the Company’s Chief Operating Officer. The monthly rent to be paid by the Company for this location is approximately $16,300 per month and relates to facilities to be shared by two subsidiaries of the Company.

During the twelve months of 2008, the Company made sales and purchases transactions with ZAO Urozhay an entity partially owned by a CEDC Board Member, Sergey Kupriyanov. Urozhay is acting as a toll filler for the Company. All sales mainly related to raw materials for production were made on normal commercial terms, and total sales for the twelve months ended December 31, 2008 were approximately $44.3 million. Purchases of finished goods from ZAO Urozhay were approximately $120.7 million.

During the twelve months of 2008, the Company made sales to a restaurant which is partially owned by the Chief Executive Officer of the Company. All sales were made on normal commercial terms, and total sales for the twelve months ended December 31, 2008 and 2007 were approximately $73,000 and $129,000.

23. Subsequent Events

On May 23, 2008, the Company and certain of its affiliates, entered into, and closed upon, a Share Sale and Purchase Agreement and certain other agreements whereby the Company acquired shares representing 50% minus one vote of the voting power, and 75% of the economic interests, in the Whitehall Group (“the Whitehall Acquisition”). The Whitehall Group is a leading importer of premium spirits and wines in Russia. The aggregate consideration paid by the Company was $200 million, paid in cash at the closing. In addition, on October 21, 2008 the Company issued to the Seller 843,524 shares of its common stock, par value $0.01 per share.

On February 24, 2009, the Company and the seller amended the terms of the Stock Purchase Agreement governing the Whitehall acquisition to satisfy the Company’s obligations to the seller pursuant to a share price guarantee in the original Stock Purchase Agreement. Pursuant to the terms of this amendment, the Company paid to the seller $5,876,351 in cash, and issued to the seller 2,100,000 shares of its common stock, in settlement of a minimum share price guarantee by the Company. The Company is further obligated to make an additional cash payment of $2,000,000 on March 15, 2009. Deferred payments already due under the original Stock Purchase Agreement are to be paid with €8,050,411 due on June 15, 2009 and €8,303,630 due on September 15, 2009. In consideration for these payments, the Company received an additional 375 Class B shares of Whitehall, which represents an increase in the Company’s economic stake from 75% to 80%. Additionally, if, during the 210 day period immediately following the effectiveness of the registration statement the Company is obligated to file to register the shares of Company common stock obtained by the seller in this transaction, the seller sells any of the Company common stock it acquired in the transaction for an average sales price per share, weighted by volume, that is less than $12.03, per share, the Company must pay to the seller the excess, if any, of $12.03 over the volume weighted average sales price per share of the Company’s common stock on the day the sale took place, multiplied by the total number of shares sold. Finally, the Company may be obligated to make an additional cash payment to the seller, ranging from €0 to €1,500,000, based upon whether and to what extent the price of a share of the Company’s common stock exceeds $12.03 during that same 210 day period. If the Company must make any such payment, it will receive in return up to an additional 75 Class B shares, which represents up to an additional 1% economic stake of Whitehall, based on the size of the payment.

In addition, in connection with the execution of the amendment to the Stock Purchase Agreement, the parties also entered into an amendment to the Shareholders’ Agreement that governs the ongoing governance of Whitehall, pursuant to which the exercise price of the Company’s right to require the seller to sell, and the seller’s right to require the Company to buy, all of the capital stock of Whitehall held by the seller was increased by the time-adjusted value of any dividends paid by Whitehall.

Also on February 24, 2009, the Company signed a new credit agreement for refinancing PLN 240,000,000 of its short term debt, with substantially the same terms and conditions of the existing credit facility. The new credit agreement provides that, subject to the fulfillment of certain customary conditions, Fortis Bank Polska S.A. and Fortis Bank S.A./NV, Austrian Branch will assign their interests as lenders under the existing credit facility to Bank Polska Kasa Opieki S.A. The new credit facility will accrue interest at an initial interest margin over the Warsaw Interbank Offer Rate of 2%, an increase of 80 basis points over the existing credit facility and will extend the maturity date from March 31, 2009 to February 24, 2011. The Company must repay PLN 60,000,000 on August 24, 2010, and PLN 180,000,000 on February 24, 2011.

In order to manage the cash flow impact of foreign exchange rates, the Company has entered into certain hedge agreements. In January 2009, the remaining portion of the IRS hedge related to the Senior Secured Notes was closed and written off with a net cash settlement of approximately $1.9 million.

We are engaged in discussions with Lion Capital to restructure the current agreement regarding the buyout of the remaining 58% stake in the Russian Alcohol Group, the largest spirit producer in Russia. Although the discussions are not final, and remain subject to further legal, accounting and tax analysis, as well as board approval, we are in general agreement with Lion Capital on the main commercial objectives. We expect an agreement would include a fixed price for the remaining 58% interest in the Russian Alcohol Group that we do not own (including the conversion of our $103.5 million plus accrued interest of loan notes) at a valuation that is more reflective of current market conditions and the positive sales performance of the business. Our payments would be spread out over 5 years ending in the year 2013, with smaller payments for 2009 and 2013 and more equal payments from years 2010 to 2012, and we would agree to certain security arrangements to Lion. We would not take control over the Russian Alcohol Group until 2011, though we would receive significantly enhanced minority rights. We would expect to finance the transaction over the 5 years through a combination of cash, debt and equity. We cannot provide any assurances as to whether, or on what terms, we may reach an agreement to restructure our arrangements in respect of the Russian Alcohol Group.

24. Quarterly financial information (Unaudited)

The Company’s net sales have been historically seasonal with 39% of the operating income occurring in the fourth quarter in 2009. The table below demonstrates the movement and significance of seasonality in income statement. For further information, please refer to Item 6. Selected Financial Data.

	First Quarter		Second Quarter		Third Quarter		Fourth Quarter
	2008	2007	2008	2007	2008	2007	2008	2007
Net Sales	$313,620	$228,214	$421,302	$268,635	$452,441	$299,599	$459,641	$393,374
Seasonality %	19.0%	19.2%	25.6%	22.6%	27.4%	25.1%	27.9%	33.1%
Gross Profit	66,216	46,317	103,738	55,554	115,832	61,707	136,319	85,184
Seasonality %	15.7%	18.6%	24.6%	22.3%	27.4%	24.8%	32.3%	34.2%
Operating Income	25,468	18,915	42,843	25,149	52,840	28,410	77,581	45,611
Seasonality %	12.8%	16.0%	21.6%	21.3%	26.6%	24.1%	39.0%	38.6%
Net Income / (Loss)	$18,365	$(5,176)	$46,201	$19,971	$48	$17,020	$(83,211)	$45,287
Basic earning per share	$0.45	$(0.13)	$1.09	$0.50	$0.00	$0.42	$(1.78)	$1.13
Diluted earning per share	$0.44	$(0.13)	$1.07	$0.49	$0.00	$0.42	$(1.78)	$1.11

For the three months ended December 31, 2008, the Company excluded 211 thousand shares from the above EPS calculation because they would have had antidilutive impact for the fourth quarter 2008 period presented.

Seasonality is calculated as a percent of full year sales, gross profit, operating income recognized in the relevant quarter.

25. Geographic Data

Net sales and long-lived assets, by geographic area, consisted of the following for the three years ended December 31, 2008, 2007 and 2006:

	Year ended December 31,
(In thousands)	2008	2007	2006
Net Sales to External Customers (a):
United States	$7,260	$7,086	$463
International
Poland	1,281,738	1,139,431	920,461
Russia	297,510	—	—
Hungary	43,482	37,221	17,816
Other	17,014	6,084	5,368

Total international	1,639,744	1,182,736	943,645

Total	$1,647,004	$1,189,822	$944,108

Long-lived assets (b):
United States	$51	$9	$18
International
Poland	706,659	636,696	424,983
Russia	247,214	—	—
Hungary	1,288	1,088	1,789

Total international	955,161	637,784	426,772

Total consolidated long-lived assets	$955,212	$637,793	$426,790

(a)	Net sales to external customers based on the location to which the sale was delivered.
(b)	Long-lived assets primarily consist of property, plant and equipment and trademarks.